Exhibit 5

Independent Auditor’s Report

to the Members of Petropavlovsk PLC

For the year ended 31 December 2012

We have audited the financial statements of Petropavlovsk PLC for the year ended 31 December 2012 which comprise the Consolidated Income Statement, the Consolidated Statement of Comprehensive Income, the Consolidated Statement of Changes in Equity, the Consolidated Balance Sheet, the Consolidated Cash Flow Statement, and the related notes 1 to 37, the Parent Company Balance Sheet and the related notes 1 to 11. The financial reporting framework that has been applied in the preparation of the group financial statements is applicable law and International Financial Reporting Standards (“IFRSs”) as adopted by the European Union. The financial reporting framework that has been applied in the preparation of the parent company financial statements is applicable law and United Kingdom Accounting Standards (United Kingdom Generally Accepted Accounting Practice).

This report is made solely to the company’s members, as a body, in accordance with Chapter 3 of Part 16 of the Companies Act 2006. Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

Respective responsibilities of directors and auditor

As explained more fully in the Directors’ Responsibilities Statement, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view. Our responsibility is to audit and express an opinion on the financial statements in accordance with applicable law and International Standards on Auditing (UK and Ireland). Those standards require us to comply with the Auditing Practices Board’s Ethical Standards for Auditors.

Scope of the audit of the financial statements

An audit involves obtaining evidence about the amounts and disclosures in the financial statements sufficient to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or error. This includes an assessment of: whether the accounting policies are appropriate to the group’s and the parent company’s circumstances and have been consistently applied and adequately disclosed; the reasonableness of significant accounting estimates made by the directors; and the overall presentation of the financial statements.

In addition, we read all the financial and non-financial information in the annual report to identify material inconsistencies with the audited financial statements. If we become aware of any apparent material misstatements or inconsistencies, we consider the implications for our report.

Opinion on financial statements

In our opinion:

–	the financial statements give a true and fair view of the state of the group’s and of the parent company’s affairs as at 31 December 2012 and of the group’s profit for the year then ended;

–	the group financial statements have been properly prepared in accordance with IFRSs as adopted by the European Union;

–	the parent company financial statements have been properly prepared in accordance with United Kingdom Generally Accepted Accounting Practice; and

–	the financial statements have been prepared in accordance with the requirements of the Companies Act 2006 and, as regards the group financial statements, Article 4 of the IAS Regulation.

Opinion on other matters prescribed by the Companies Act 2006

In our opinion:

–	the part of the Directors’ Remuneration Report to be audited has been properly prepared in accordance with the Companies Act 2006; and

–	the information given in the Directors’ Report for the financial year for which the financial statements are prepared is consistent with the financial statements.

Matters on which we are required to report by exception

We have nothing to report in respect of the following.

Under the Companies Act 2006 we are required to report to you if, in our opinion:

–	adequate accounting records have not been kept by the parent company, or returns adequate for our audit have not been received from branches not visited by us; or

–	the parent company financial statements and the part of the Directors’ Remuneration Report to be audited are not in agreement with the accounting records and returns; or

–	certain disclosures of directors’ remuneration specified by law are not made; or

–	we have not received all the information and explanations we require for our audit.

Under the Listing Rules we are required to review:

–	the directors’ statement, contained within note 2.1 to the financial statements, in relation to going concern;

–	the part of the Corporate Governance Statement relating to the company’s compliance with the nine provisions of the UK Corporate Governance Code specified for our review; and

–	certain elements of the report to shareholders by the Board on directors’ remuneration.

Douglas King (Senior statutory auditor)

for and on behalf of Deloitte LLP

Chartered Accountants and Statutory Auditor

London, United Kingdom

27 March 2013

Petropavlovsk Annual Report 2012 119

Consolidated Income Statement

For the year ended 31 December 2012

		2012			2011
		Before			Before
		exceptional	Exceptional		exceptional	Exceptional
		items	items	Total	items	items	Total
	note	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Group revenue	5	1,375,174	–	1,375,174	1,262,490	–	1,262,490
Operating expenses	6	(1,145,727)	(345,246)	(1,490,973)	(863,335)	2,432	(860,903)
		229,447	(345,246)	(115,799)	399,155	2,432	401,587
Share of results of joint ventures		(2,338)	–	(2,338)	(1,360)	–	(1,360)
Share of results of associates		(81)	–	(81)	–	–	–
Operating profit/(loss)		227,028	(345,246)	(118,218)	397,795	2,432	400,227
Investment income	9	2,121	–	2,121	3,119	–	3,119
Interest expense	9	(74,991)	–	(74,991)	(39,641)	–	(39,641)
Other finance losses	9	(13,581)	–	(13,581)	(2,381)	–	(2,381)
Profit/(loss) before taxation		140,577	(345,246)	(204,669)	358,892	2,432	361,324
Taxation	10	(48,124)	8,845	(39,279)	(120,835)	–	(120,835)
Profit/(loss) for the period		92,453	(336,401)	(243,948)	238,057	2,432	240,489
Attributable to:
Equity shareholders of Petropavlovsk PLC		98,771	(258,429)	(159,658)	228,453	2,432	230,885
Non-controlling interests		(6,318)	(77,972)	(84,290)	9,604	–	9,604
		92,453	(336,401)	(243,948)	238,057	2,432	240,489
Earnings/(loss) per share
Basic	11	US$0.54	(US$1.39)	(US$0.85)	US$1.23	US$0.01	US$1.24
Diluted	11	US$0.54	(US$1.39)	(US$0.85)	US$1.22	US$0.01	US$1.23

120 Petropavlovsk Annual Report 2012

Consolidated Statement of Comprehensive Income

For the year ended 31 December 2012

	2012	2011
	US$’000	US$’000
(Loss)/profit for the period	(243,948)	240,489
Other comprehensive income and expense:
Revaluation of available-for-sale investments	(298)	(1,941)
Exchange differences on translating foreign operations	3,516	(3,603)
Other comprehensive income/(expense) for the period	3,218	(5,544)
Total comprehensive (expense)/income for the period	(240,730)	234,945
Attributable to:
Equity shareholders of Petropavlovsk PLC	(156,729)	225,617
Non-controlling interests	(84,001)	9,328

Petropavlovsk Annual Report 2012 121

Consolidated Balance Sheet

For the year ended 31 December 2012

		2012	2011
	note	US$’000	US$’000
Assets
Non-current assets
Goodwill	13	21,675	21,675
Intangible assets	14	189,555	334,737
Property, plant and equipment	15	1,606,466	1,865,612
Prepayments for property, plant and equipment		20,588	207,101
Investments in associates		8,246	–
Interests in joint ventures		–	7,086
Available-for-sale investments		255	561
Inventories	16	66,204	43,187
Other non-current assets		904	37,871
Deferred tax assets	21	1,373	2,562
		1,915,266	2,520,392
Current assets
Inventories	16	345,992	330,660
Trade and other receivables	17	189,261	208,977
Cash and cash equivalents	18	159,226	213,556
		694,479	753,193
Assets classified as held for sale	28	717,955	–
		1,412,434	753,193
Total assets		3,327,700	3,273,585
Liabilities
Current liabilities
Trade and other payables	19	(145,798)	(134,904)
Current income tax payable		(12,365)	(12,923)
Borrowings	20	(83,789)	(216,430)
		(241,952)	(364,257)
Liabilities associated with assets classified as held for sale	28	(179,639)	–
		(421,591)	(364,257)
Net current assets		990,843	388,936
Non-current liabilities
Borrowings	20	(1,138,732)	(790,408)
Deferred tax liabilities	21	(77,286)	(176,031)
Provision for close down and restoration costs	22	(33,978)	(34,958)
		(1,249,996)	(1,001,397)
Total liabilities		(1,671,587)	(1,365,654)
Net assets		1,656,113	1,907,931
Equity
Share capital	23	2,891	2,891
Share premium		377,140	377,140
Merger reserve		130,011	331,704
Own shares	24	(10,196)	(10,444)
Convertible bond reserve	20	59,032	59,032
Share based payments reserve		24,015	13,703
Other reserves		4,341	1,412
Retained earnings		853,619	857,378
Equity attributable to the shareholders of Petropavlovsk PLC		1,440,853	1,632,816
Non-controlling interests		215,260	275,115
Total equity		1,656,113	1,907,931

These consolidated financial statements for Petropavlovsk PLC, registered number 4343841, were approved by the Directors on 27 March 2013 and signed on their behalf by:

Peter Hambro	Andrey Maruta
Director	Director

122 Petropavlovsk Annual Report 2012

Consolidated Statement of Changes in Equity

For the year ended 31 December 2012

		Total attributable to equity holders of Petropavlovsk PLC
	note	Share capital US$’000	Share premium US$’000	Merger reserve US$’000	Own shares US$’000	Convertible bonds US$’000	Share based payments reserve US$’000	Other reserves US$’000	Retained earnings US$’000	Total US$’000	Non- controlling interests US$’000	Total equity US$’000
Balance at 1 January 2011		2,891	377,140	570,071	(10,675)	59,032	3,140	6,680	423,374	1,431,653	267,295	1,698,948
Total comprehensive income/(expense) for the period		–	–	–	–	–	–	(5,268)	230,885	225,617	9,328	234,945
Dividends		–	–	–	–	–	–	–	(36,856)	(36,856)	–	(36,856)
Share based payments		–	–	–	–	–	10,857	–	–	10,857	–	10,857
Vesting of awards within Petropavlovsk PLC LTIP		–	–	–	231	–	(294)	–	63	–	–	–
Other transaction with non- controlling interests		–	–	–	–	–	–	–	1,545	1,545	(1,508)	37
Transfer to retained earnings (a)		–	–	(238,367)	–	–	–	–	238,367	–	–	–
Balance at 1 January 2012		2,891	377,140	331,704	(10,444)	59,032	13,703	1,412	857,378	1,632,816	275,115	1,907,931
Total comprehensive income/(expense) for the period		–	–	–	–	–	–	2,929	(159,658)	(156,729)	(84,001)	(240,730)
Dividends	12	–	–	–	–	–	–	–	(35,022)	(35,022)	–	(35,022)
Share based payments	30	–	–	–	–	–	10,625	–	496	11,121	–	11,121
Vesting of awards within Petropavlovsk PLC LTIP		–	–	–	248	–	(313)	–	65	–	–	–
Issue of ordinary shares by subsidiary		–	–	–	–	–	–	–	(11,333)	(11,333)	24,388	13,055
Disposal of share of subsidiaries		–	–	–	–	–	–	–	–	–	(6,750)	(6,750)
Acquisition of shares of subsidiaries		–	–	–	–	–	–	–	–	–	6,508	6,508
Transfer to retained earnings (a)		–	–	(201,693)	–	–	–	–	201,693	–	–	–
Balance at 31 December 2012		2,891	377,140	130,011	(10,196)	59,032	24,015	4,341	853,619	1,440,853	215,260	1,656,113

(a)	Arises from an adjustment to the book value of the investment in the Company financial statements to reflect changes in the value of the Group’s investment in IRC Limited (note 28).

Petropavlovsk Annual Report 2012 123

Consolidated Cash Flow Statement

For the year ended 31 December 2012

		2012	2011
	note	US$’000	US$’000
Cash flows from operating activities
Cash generated from operations	25	410,236	356,287
Interest paid		(71,329)	(36,839)
Income tax paid		(67,003)	(60,022)
Net cash from operating activities		271,904	259,426
Cash flows from investing activities
Acquisitions of subsidiaries, net of cash acquired		920	(11,935)
Acquisitions of non-controlling interests		–	(2,250)
Proceeds from disposal of subsidiaries, net of liabilities settled	29	7,725	–
Proceeds from disposal of the Group’s interests in joint ventures and available-for-sale investments		508	10,000
Purchase of property, plant and equipment and exploration expenditure		(620,875)	(801,062)
Proceeds from disposal of property, plant and equipment		1,968	1,407
Investments in joint ventures and associates			(616)
Loans granted		(304)	(121)
Repayment of amounts loaned to other parties		87	2,389
Interest received		2,701	1,701
Net cash used in investing activities		(607,270)	(800,487)
Cash flows from financing activities
Proceeds from borrowings		639,853	658,081
Repayments of borrowings		(308,681)	(155,646)
Restricted bank deposit placed in connection with ICBC facility		–	(6,000)
Debt transaction costs paid in connection with ICBC facility		(1,500)	(25,889)
Dividends paid to shareholders of Petropavlovsk PLC		(35,213)	(36,309)
Dividends paid to non-controlling interests		(13)	(548)
Net cash from financing activities		294,446	433,689
Net decrease in cash and cash equivalents in the period		(40,920)	(107,372)
Effect of exchange rates on cash and cash equivalents		4,626	(58)
Cash and cash equivalents at beginning of period		213,556	320,986
Cash and cash equivalents re-classified as assets held for sale	28	(18,036)	–
Cash and cash equivalents at end of period		159,226	213,556

124 Petropavlovsk Annual Report 2012

Notes to the Consolidated Financial Statements

For the year ended 31 December 2012

1. General information

Petropavlovsk PLC (the “Company”) is a company incorporated and registered in England and Wales. The address of the registered office is 11 Grosvenor Place, London SW1X 7HH.

2. Significant accounting policies

2.1. Basis of preparation and presentation

The consolidated financial statements of Petropavlovsk PLC and its subsidiaries (the “Group”) have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the European Union, IFRIC Interpretations and the Companies Act 2006. The consolidated financial statements have been prepared under the historical cost convention, as modified by the revaluation of available-for-sale financial investments, financial assets and financial liabilities (including derivative instruments) at fair value through profit or loss. The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all years presented, unless otherwise stated.

Going concern

The Group monitors and manages its liquidity risk on an ongoing basis. Cash forecasts are regularly produced and sensitivities run for different scenarios including, but not limited to, changes in commodity prices, different production rates from the Group’s producing assets and the timing of expenditure on development projects. The Group meets its capital requirements through a combination of sources including cash generated from operations and external debt.

In a declining gold price environment, the Group may be exposed to breaches of certain financial covenants. As part of a number of alternatives to proactively address this risk, the Group has entered into financing contracts to secure the average realised gold price for a total of 399,000oz of gold over the period of 14 months ending in March 2014 at the level of US$1,663/oz (note 35) and negotiated the investment in IRC Limited (note 35) which will have the impact of deconsolidating IRC Limited and its subsidiaries (“IRC”) and its debt.

Taking into account the aforementioned and further mitigating actions that the Group could take in the event of adverse changes, the Group expects to be able to operate within the level of its secured facilities for the subsequent 12 months from the date of approval of the 2012 Annual Report and Accounts.

Accordingly, the Directors have a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future. Thus, they continue to adopt the going concern basis of accounting in preparing these consolidated financial statements.

Exceptional items

Exceptional items are those significant items of income and expense, which due to their nature or the expected infrequency of the events that give rise to these items should, in the opinion of the Directors, be disclosed separately to enable better understanding of the financial performance of the Group.

2.2. Adoption of new and revised standards and interpretations

There are no IFRSs or IFRIC interpretations that are effective for the first time in the current reporting period that had a significant impact on the amounts reported in these consolidated financial statements.

New standards, amendments and interpretations that are applicable to the Group, issued but not yet effective for the reporting period beginning 1 January 2013 and not early adopted are set out below.

Effective for annual periods
beginning on or after
IFRIC 20 “Stripping Costs in the Production Phase of a Surface Mine”	1 January 2013
IFRS 1 “First-time Adoption of International Financial Reporting Standards”	1 January 2013
IFRS 7 “Financial Instruments: Disclosures” – amendment	1 January 2013
IFRS 10 “Consolidated Financial Statements”	1 January 2013
IFRS 11 “Joint Arrangements”	1 January 2013
IFRS 12 “Disclosure of Interests in Other Entities”	1 January 2013
IFRS 13 “Fair Value Measurement”	1 January 2013
IAS 19 “Employee Benefits” – amendment	1 January 2013
IAS 27 “Separate Financial Statements” – amendment	1 January 2013
IAS 28 “Investments in Associates and Joint Ventures” – amendment	1 January 2013
IAS 34 “Interim Financial Reporting” – amendment	1 January 2013
IAS 32 “Financial Instruments: Presentation” – amendment	1 January 2014
IFRS 9 “Financial Instruments”	1 January 2015

Petropavlovsk Annual Report 2012 125

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2012

2. Significant accounting policies continued

The Directors do not expect that the adoption of the standards, amendments and interpretations listed above will have a material impact on the Group’s financial statements, except as set out below:

–	IFRS 9 introduces new requirements for classifying and measuring financial assets and will impact both measurement and disclosure of financial instruments;

–	IFRS 12 will impact the disclosure of Group’s interests in other entities;

–	IFRS 13 will impact the measurement of fair value for certain assets and liabilities as well as the associated disclosures;

–	IFRIC 20 will impact asset recognition criteria and classification of costs from a stripping activity which provide improved access to the ore body as well as amortisation period.

The Directors are assessing the impact of the standards above.

2.3. Basis of consolidation

These consolidated financial statements consist of the financial statements of the Company and the entities controlled by the Company (its subsidiaries) as at the balance sheet date.

Subsidiaries are all entities over which the Group has the power to govern the financial and operating policies, generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date on which control ceases.

Inter-company transactions, balances and unrealised gains on transactions between Group companies are eliminated on consolidation. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Where necessary, adjustments are made to the financial statements of subsidiaries to ensure consistency of accounting policies with the policies adopted by the Group.

Non-controlling interests in the net assets of consolidated subsidiaries are identified separately from the Group’s equity therein. The interests of non-controlling shareholders may be initially measured at fair value or at the non-controlling interests’ proportionate share of the fair value of the acquiree’s identifiable net assets. The choice of measurement is made on an acquisition-by-acquisition basis. Subsequent to acquisition, the carrying amount of non-controlling interests is the amount of those interests at initial recognition plus the non-controlling interests’ share of subsequent changes in equity. The recognised income and expense are attributed to non-controlling interests even if this results in the non-controlling interests having a deficit balance.

2.4. Business combinations

The Group uses the acquisition method of accounting to account for business combinations. The consideration transferred for each acquisition is measured at the aggregate of the fair values of the assets transferred, the liabilities incurred and the equity interests issued by the Group. Where applicable, the consideration transferred includes the fair value of any asset or liability arising from a contingent consideration arrangement. Acquisition-related costs are recognised in profit or loss as incurred.

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date.

The Group recognises any non-controlling interest in the acquiree at fair value or at the non-controlling interest’s proportionate share of the acquiree’s net assets, on an acquisition-by-acquisition basis.

The excess of the consideration transferred the amount of any non-controlling interest in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree over the fair value of the Group’s share of the identifiable net assets acquired are recorded as goodwill. If this is less than the fair value of the net assets of the subsidiary acquired in the case of a bargain purchase, the difference is recognised directly in the statement of recognised income and expenses.

2.5. Non-controlling interests

The group treats transactions with non-controlling interests as transactions with equity owners. For purchases from non-controlling interests, the difference between any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals to non-controlling interests are also recorded in equity.

2.6. Acquisition of assets

Frequently, the acquisition of mining licences is effected through a non-operating corporate structure. As these structures do not represent a business, it is considered that the transactions do not meet the definition of a business combination. Accordingly the transaction is accounted for as the acquisition of an asset. The net assets acquired are recognised at cost.

126 Petropavlovsk Annual Report 2012

Where the Group has full control but does not own 100% of the assets, then non-controlling interests are recognised at an equivalent amount based on the Group’s cost, the assets continue to be carried at cost and changes in those values are recognised in equity.

2.7. Interests in joint ventures

A joint venture is a contractual arrangement whereby the Group and other parties undertake an economic activity that is subject to joint control (i.e. when the strategic financial and operating policy decisions relating to the activities of the joint venture require the unanimous consent of the parties sharing control). Joint venture arrangements that involve the establishment of a separate entity in which each venturer has an interest are referred to as jointly controlled entities.

The Group’s interests in jointly controlled entities are accounted for by using the equity method of accounting, except when the investment is classified as held for sale, in which case it is accounted for in accordance with IFRS 5 “Non-current Assets Held for Sale and Discontinued Operations”. Interests in joint ventures are carried in the balance sheet at cost as adjusted by post-acquisition changes in the Group’s share of the net assets of the associate, less any impairment in the value of individual investments.

Any excess of the cost of acquisition over the Group’s share of the net fair value of the identifiable assets, liabilities and contingent liabilities of the jointly controlled entity recognised at the date of acquisition is recognised as goodwill. The goodwill is included within the carrying amount of the investment and is assessed for impairment as part of that investment. Any excess of the Group’s share of the net fair value of the identifiable assets, liabilities and contingent liabilities over the cost of acquisition, after reassessment, is recognised immediately in profit or loss.

The Group’s share of its joint ventures’ post-acquisition profits or losses is recognised in the income statement and its share of post-acquisition movements in reserves is recognised in reserves. The cumulative post-acquisition movements are adjusted against the carrying amount of the investment in joint ventures.

2.8. Investments in associates

An associate is an entity over which the Group is in a position to exercise significant influence and that is neither a subsidiary nor an interest in a joint venture. Significant influence is the power to participate in the financial and operating policy decisions of the investee but is not control or joint control over those policies.

Investments in associates are accounted for using the equity method of accounting, except when the investment is classified as held for sale, in which case it is accounted for in accordance with IFRS 5 “Non-current Assets Held for Sale and Discontinued Operations”. Investments in associates are carried in the balance sheet at cost as adjusted by post-acquisition changes in the Group’s share of the net assets of the associate, less any impairment in the value of individual investments. Losses of an associate in excess of the Group’s interest in that associate (which includes any long-term interests that, in substance, form part of the Group’s net investment in the associate) are recognised only to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of the associate.

Any excess of the cost of acquisition over the Group’s share of the net fair value of the identifiable assets, liabilities and contingent liabilities of the associate recognised at the date of acquisition is recognised as goodwill. The goodwill is included within the carrying amount of the investment and is assessed for impairment as part of that investment. Any excess of the Group’s share of the net fair value of the identifiable assets, liabilities and contingent liabilities over the cost of acquisition, after reassessment, is recognised immediately in profit or loss.

When a Group entity transacts with an associate of the Group, profits and losses are eliminated to the extent of the Group’s interest in the relevant associate. Losses may provide evidence of an impairment of the asset transferred in which case appropriate provision is made for the impairment.

2.9. Non-current assets held for sale

Non-current assets (and disposal groups) classified as held for sale are measured at the lower of carrying amount and fair value less costs to sell.

Non-current assets and disposal groups are classified as held for sale if their carrying amount will be recovered through a sale transaction rather than through continuing use. This condition is regarded as met only when the sale is highly probable and the asset (or disposal group) is available for immediate sale in its present condition. Management must be committed to the sale, which should be expected to qualify for recognition as a completed sale within one year from the date of classification.

Petropavlovsk Annual Report 2012 127

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2012

2. Significant accounting policies continued

When the Group is committed to a sale plan involving loss of control of a subsidiary, all of the assets and liabilities of that subsidiary are classified as held for sale when the criteria described above are met, regardless of whether the Group will retain a non-controlling interest in its former subsidiary after the sale.

2.10. Foreign currency translation

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the functional currency). For the purpose of the consolidated financial statements, the results and financial position of each Group company are expressed in US Dollars, which is the Group’s presentation currency. The functional currency of the Company is the US Dollar.

In preparing the financial statements of the individual companies, transactions in currencies other than the entity’s functional currency (foreign currencies) are translated into the functional currency using the exchange rates prevailing at the dates of the transactions or valuation where items are remeasured. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at the year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement. Non-monetary items carried at fair value that are denominated in foreign currencies are translated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

For the purpose of presenting consolidated financial statements, the assets and liabilities of the Group’s foreign operations which have a functional currency other than US Dollars are translated at exchange rates prevailing on the balance sheet date. Income and expense items are translated at the average exchange rates for the year, unless exchange rates fluctuate significantly during that year, in which case the exchange rates at the date of transactions are used. Exchange differences arising, if any, are recognised in other comprehensive income and expenses and accumulated in equity, with share attributed to non-controlling interests as appropriate. On the disposal of a foreign operation, all of the accumulated exchange differences in respect of that operation attributable to the shareholders of the Company are reclassified to profit or loss.

Goodwill and fair value adjustments arising on the acquisition of a foreign operation are treated as assets and liabilities of the foreign operation.

2.11. Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the Group’s share of the net identifiable assets of a subsidiary, associate or joint venture at the date of acquisition. Goodwill on acquisition of a subsidiary is included in non-current assets as a separate line item. Goodwill is tested annually for impairment and carried at cost less accumulated impairment losses. Impairment losses on goodwill are not reversed. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold. Goodwill on acquisition of an associate or a joint venture is included in the carrying amount of investment and is tested for impairment as part of the overall balance.

Goodwill is allocated to those cash-generating units or groups of cash-generating units that are expected to benefit from the synergies of the business combination in which the goodwill arose.

The excess of the acquirer’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities acquired over cost is recognised immediately in the income statement.

2.12. Intangible assets

Exploration and evaluation expenditure and mineral rights acquired

Exploration and evaluation expenditure incurred in relation to those projects where such expenditure is considered likely to be recoverable through future extraction activity or sale, or where the exploration activities have not reached a stage which permits a reasonable assessment of the existence of reserves, are capitalised and recorded on the balance sheet within intangible assets for mining projects at the exploration stage.

Exploration and evaluation expenditure comprise costs directly attributable to:

–	Researching and analysing existing exploration data;

–	Conducting geological studies, exploratory drilling and sampling;

–	Examining and testing extraction and treatment methods;

–	Compiling pre-feasibility and feasibility studies; and

–	Costs incurred in acquiring mineral rights, the entry premiums paid to gain access to areas of interest and amounts payable to third parties to acquire interests in existing projects.

The rates of exchange used to translate balances from other currencies into US Dollars were as follows (currency per US Dollar):

	As at	Average year ended	As at	Average year ended
	31 December 2012	31 December 2012	31 December 2011	31 December 2011
GB Pounds Sterling (GBP : US$)	0.62	0.63	0.65	0.62
Russian Rouble (RUR : US$)	30.37	31.07	32.20	29.39

128 Petropavlovsk Annual Report 2012

Mineral rights acquired through a business combination or an asset acquisition are capitalised separately from goodwill if the asset is separable or arises from contractual or legal rights and the fair value can be measured reliably on initial recognition.

Exploration and evaluation expenditure capitalised and mining rights acquired are subsequently valued at cost less impairment. In circumstances where a project is abandoned, the cumulative capitalised costs related to the project are written off in the period when such decision is made.

Exploration and evaluation expenditure capitalised and mining rights within intangible assets are not depreciated. These assets are transferred to mine development costs within property, plant and equipment when a decision is taken to proceed with the development of the project.

2.13. Property, plant and equipment
Land and buildings, plant and equipment
On initial recognition, land, property, plant and equipment are valued at cost, being the purchase price and the directly attributable cost of acquisition or construction required to bring the asset to the location and condition necessary for the asset to be capable of operating in the manner intended by the Group.

Assets in the course of construction are capitalised in the capital construction in progress account. On completion, the cost of construction is transferred to the appropriate category of property, plant and equipment.

Development expenditure

Development expenditure incurred by or on behalf of the Group is accumulated separately for each area of interest in which economically recoverable resources have been identified. Such expenditure includes costs directly attributable to the construction of a mine and the related infrastructure. Once a development decision has been taken, the carrying amount of the exploration and evaluation expenditure in respect of the area of interest is aggregated with the development expenditure and classified under non-current assets as “mine development costs”. Mine development costs are reclassified as “mining assets” at the end of the commissioning phase, when the mine is capable of operating in the manner intended by management. No depreciation is recognised in respect of mine development costs until they are reclassified as mining assets. Mine development costs are tested for impairment in accordance with the policy in note 2.14.

Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the income statement during the financial period in which they are incurred.

Depreciation

Property, plant and equipment are depreciated using a units of production method or on a straight-line basis as set out below.

Mining assets, except for those related to alluvial gold operations, where economic benefits from the asset are consumed in a pattern which is linked to the production level, are depreciated using a units of production method based on the volume of ore reserves, which results in a depreciation charge proportional to the depletion of reserves. The basis for determining ore reserve estimates is set out in note 3.1. Where the mining plan anticipates future capital expenditure to support the mining activity over the life of the mine, the depreciable amount is adjusted for such estimated future expenditure.

Certain property, plant and equipment within mining assets are depreciated based on estimated useful lives, if shorter than the remaining life of the mine or if such property, plant and equipment can be moved to another site subsequent to the mine closure.

Mining assets related to alluvial gold operations are depreciated on a straight-line basis based on estimated useful lives.

Non-mining assets are depreciated on a straight-line basis based on estimated useful lives.

Mine development costs and capital construction in progress are not depreciated, except for that property plant and equipment used in the development of a mine. Such property, plant and equipment are depreciated on a straight-line basis based on estimated useful lives and depreciation is capitalised as part of mine development costs.

Estimated useful lives normally vary as set out below.

Average life
Number of years
Buildings	15–50
Plant and machinery	3–20
Vehicles	5–7
Office equipment	5–10
Computer equipment	3–5

Petropavlovsk Annual Report 2012 129

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2012

2. Significant accounting policies continued

Residual values and useful lives are reviewed and adjusted if appropriate, at each balance sheet date. Changes to the estimated residual values or useful lives are accounted for prospectively.

2.14.    Impairment of non-financial assets
Property, plant and equipment and finite life intangible assets are reviewed by management for impairment if there is any indication that the carrying amount may not be recoverable. This applies to the Group’s share of the assets held by the joint ventures as well as the assets held by the Group itself.

When a review for impairment is conducted, the recoverable amount is assessed by reference to the higher of “value in use” (being the net present value of expected future cash flows of the relevant cash generating unit) or “fair value less costs to sell”. Where there is no binding sale agreement or active market, fair value less costs to sell is based on the best information available to reflect the amount the Group could receive for the cash generating unit in an arm’s length transaction. Future cash flows are based on:

–	estimates of the quantities of the reserves and mineral resources for which there is a high degree of confidence of economic extraction;

–	future production levels;

–	future commodity prices (assuming the current market prices will revert to the Group’s assessment of the long-term average price, generally over a period of up to five years); and

–	future cash costs of production, capital expenditure, environment protection, rehabilitation and closure.

IAS 36 “Impairment of Assets” includes a number of restrictions on the future cash flows that can be recognised in respect of future restructurings and improvement related capital expenditure. When calculating “value in use”, it also requires that calculations should be based on exchange rates current at the time of the assessment.

For operations with a functional currency other than the US Dollar, the impairment review is undertaken in the relevant functional currency. These estimates are based on detailed mine plans and operating budgets, modified as appropriate to meet the requirements of IAS 36 “Impairment of Assets”.

The discount rate applied is based upon a pre-tax discount rate that reflects current market assessments of the time value of money and the risks associated with the relevant cash flows, to the extent that such risks are not reflected in the forecast cash flows.

If the carrying amount of the asset exceeds its recoverable amount, the asset is impaired and an impairment loss is charged to the income statement so as to reduce the carrying amount in the balance sheet to its recoverable amount. A previously recognised impairment loss is reversed if the recoverable amount increases as a result of a reversal of the conditions that originally resulted in the impairment. This reversal is recognised in the income statement and is limited to the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised in prior years.

2.15.   Deferred stripping costs

In open pit mining operations, removal of overburden and other waste materials, referred to as stripping, is required to obtain access to the ore body.

Stripping costs incurred during the development of the mine are capitalised as part of mine development costs and are subsequently depreciated over the life of a mine on a units of production basis.

Stripping costs incurred during the production phase of a mine are deferred as part of cost of inventory and are written off to the income statement in the period over which economic benefits related to the stripping activity are realised where this is the most appropriate basis for matching the costs against the related economic benefits.

Where, during the production phase, further development of the mine requires a phase of unusually high overburden removal activity that is similar in nature to pre-production mine development, such stripping costs are considered in a manner consistent with stripping costs incurred during the development of the mine before the commercial production commences.

In gold alluvial operations, stripping activity is sometimes undertaken in preparation for the next season. Stripping costs are then deferred as part of cost of inventory and are written off to the income statement in the following year to match related production.

130 Petropavlovsk Annual Report 2012

2.16.  Provisions for close down and restoration costs

Close down and restoration costs include the dismantling and demolition of infrastructure and the removal of residual materials and remediation of disturbed areas. Close down and restoration costs are provided for in the accounting period when the legal or constructive obligation arising from the related disturbance occurs, whether this occurs during the mine development or during the production phase, based on the net present value of estimated future costs. Provisions for close down and restoration costs do not include any additional obligations which are expected to arise from future disturbance. The costs are estimated on the basis of a closure plan. The cost estimates are calculated annually during the life of the operation to reflect known developments and are subject to formal review at regular intervals.

The amortisation or unwinding of the discount applied in establishing the net present value of provisions is charged to the income statement in each accounting period. The amortisation of the discount is shown as a financing cost, rather than as an operating cost. Other movements in the provisions for close down and restoration costs, including those resulting from new disturbance, updated cost estimates, changes to the lives of operations and revisions to discount rates are capitalised within property, plant and equipment. These costs are then depreciated over the lives of the assets to which they relate.

Where rehabilitation is conducted systematically over the life of the operation, rather than at the time of closure, provision is made for the outstanding continuous rehabilitation work at each balance sheet date. All other costs of continuous rehabilitation are charged to the income statement as incurred.

2.17.    Financial instruments

Financial instruments recognised in the balance sheet include cash and cash equivalents, other investments, trade and other receivables, borrowings, derivatives, and trade and other payables.

Financial instruments are initially measured at fair value when the Group becomes a party to their contractual arrangements. Transaction costs are included in the initial measurement of financial instruments, except financial instruments classified as at fair value through profit or loss. The subsequent measurement of financial instruments is dealt with below.

Financial assets

Financial assets are classified into the following specified categories: “financial assets at fair value through profit or loss”, “held-to-maturity investments”, “available-for-sale financial assets” and “loans and receivables”. The classification depends on the nature and purpose of the financial assets and is determined at the time of initial recognition. Financial assets are recognised at trade-date, the date on which the Group commits to purchase the asset. The Group does not hold any financial assets which meet the definition of “held-to-maturity investments”.

Financial assets at fair value through profit or loss

This category has two sub-categories: financial assets held for trading, and those designated at fair value through profit or loss at inception. A financial asset is classified in this category if acquired principally for the purpose of selling in the short term or if so designated by management. Derivatives are also categorised as held for trading unless they are designated as hedges. Assets in this category are classified as current if they are either held for trading or are expected to be realised within 12 months of the balance sheet date.

Available-for-sale financial assets

Available-for-sale financial assets are non-derivative financial assets that are either designated in this category or not classified in any of the other categories. They are included within non-current assets unless the investment matures or management intends to dispose of them within 12 months of the balance sheet date. Available-for-sale financial assets are initially measured at cost and subsequently carried at fair value. Changes in the carrying amount of available- for-sale financial assets are recognised in other comprehensive income and accumulated under the heading of other reserve in equity. When the investment is disposed of or is determined to be impaired, the cumulative gain or loss previously accumulated in equity is reclassified to the income statement.

Petropavlovsk Annual Report 2012 131

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2012

2. Significant accounting policies continued

Loans and receivables

Loans and receivables are non-derivative financial assets fixed or determinable payments that are not quoted on an active market. Loans and receivables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less any impairment. Interest income is recognised by applying the effective interest rate, except for short-term receivables when the recognition of interest would be immaterial.

Effective interest method

The effective interest rate method is a method of calculating the amortised cost of a financial asset and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset, or where appropriate, a shorter period, to the net carrying amount on initial recognition.

Cash and cash equivalents

Cash and cash equivalents are defined as cash on hand, demand deposits and short-term, highly liquid investments readily convertible to known amounts of cash and subject to insignificant risk of changes in value and are measured at cost which is deemed to be fair value as they have a short-term maturity.

Trade receivables

Trade receivables are measured on initial recognition at fair value and are subsequently measured at amortised cost using the effective interest rate method. Impairment of trade receivables is established when there is objective evidence as a result of a loss event that the Group will not be able to collect all amounts due according to the original terms of the receivables. The amount of the impairment is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. The impairment is recognised in the income statement.

Other investments

Listed investments and unlisted equity investments, other than investments in subsidiaries, joint ventures and associates, are classified as available-for-sale financial assets and subsequently measured at fair value. Fair values for unlisted equity investments are estimated using methods reflecting the economic circumstances of the investee. Equity investments for which fair value cannot be measured reliably are recognised at cost less impairment. Changes in the carrying amount of available-for-sale financial assets are recognised in other comprehensive income and accumulated under the heading of investments revaluation reserve in equity. When the investment is disposed of or is determined to be impaired, the cumulative gain or loss previously accumulated in the investments revaluation reserve is reclassified to the income statement as “gains and losses from investment securities”.

Financial liabilities

Financial liabilities, other than derivatives, are measured on initial recognition at fair value and are subsequently measured at amortised cost, using the effective interest rate method.

Borrowings

Borrowings are recognised initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortised cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognised in the income statement over the period of the borrowings using the effective interest method.

The fair value of the liability portion of a convertible bond is determined using a market interest rate for an equivalent non-convertible bond. This amount is recorded as a liability on an amortised cost basis until extinguished on conversion or maturity of the bonds. The remainder of the proceeds is allocated to the conversion option. This is recognised and included in shareholders’ equity, net of income tax effects.

Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date.

Derivative financial instruments

In accordance with IAS 39 the fair value of all derivatives is separately recorded on the balance sheet. Derivatives are initially recognised at fair value at the date the derivative contracts are entered into and are subsequently remeasured to their fair value at the balance sheet date. The resulting gain or loss is recognised in the income statement immediately unless the derivative is designated and effective as a hedging instrument, in which event the timing of the recognition in the income statement depends on the nature of the hedge relationship.

132 Petropavlovsk Annual Report 2012

Derivatives embedded in other financial instruments or non-financial host contracts are treated as separate derivatives when their risks and characteristics are not closely related to their host-contract and the host contract is not carried at fair value. Embedded derivatives are recognised at fair value at inception. Any change to the fair value of the embedded derivatives is recognised in operating profit within the income statement. Embedded derivatives which are settled net are disclosed in line with the maturity of their host contracts.

The fair value of embedded derivatives is determined by using market prices where available. In other cases, fair value will be calculated using quotations from independent financial institutions, or by using appropriate valuation techniques.

Trade payables

Trade payables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method.

Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of the Group after deducting all of its liabilities. Equity instruments issued are recorded at the proceeds received, net of direct issue cost.

Impairment of financial assets

The Group assesses at each balance sheet date whether there is objective evidence that a financial asset or a group of financial assets is impaired. In the case of equity securities classified as available-for-sale, a significant or prolonged decline in the fair value of the security below its cost is considered in determining whether the securities are impaired. If any such evidence exists for available-for-sale financial assets, the cumulative loss – measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognised in profit or loss – is removed from equity and recognised in the income statement. Impairment losses recognised in the income statement on equity instruments are not reversed.

2.18.    Provisions

Provisions are recognised when the Group has a present obligation, whether legal or constructive, as a result of a past event for which it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the obligation at the balance sheet date. The discount rate used to determine the present value reflects current market assessments of the time value of money and the risks specific to the liability.

2.19.    Inventories

Inventories include the following major categories:

–	Stores and spares represent raw materials consumed in the production process as well as spare parts and other maintenance supplies;

–	Construction materials represent materials for use in capital construction and mine development;

–	Ore in stockpiles represent material that, at the time of extraction, is expected to be processed into a saleable form and sold at a profit. Ore in stockpiles is valued at the average cost per tonne of mining and stockpiling the ore. Quantities of ore in stockpiles ore are assessed through surveys and assays. Ore in stockpiles is classified between current and non-current inventory based on the expected processing schedule in accordance with the Group’s mining plan;

–	Work in progress inventory primarily represent gold in processing circuit that has not completed the production process. Work in progress inventory is valued at the average production costs;

–	Deferred stripping costs are included in inventories where appropriate, as set out in note 2.15.

Inventories are valued at the lower of cost and net realisable value, with cost being determined primarily on a weighted average cost basis.

Provisions are recorded to reduce ore in stockpiles, work in process and finished goods inventory to net realisable value where the net realisable value is lower than relevant inventory cost at the balance sheet date. Net realisable value is determined with reference to relevant market prices less estimated costs to complete production and bring the inventory into its saleable form. Provisions are also recorded to reduce mine operating supplies to net realisable value, which is generally determined with reference to salvage or scrap value, when it is determined that the supplies are obsolete. Provisions are reversed to reflect subsequent recoveries in net realisable value where the inventory is still on hand at the balance sheet date.

Petropavlovsk Annual Report 2012 133

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2012

2. Significant accounting policies continued

2.20.  Leases

Leases of property, plant and equipment where the Group has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalised at the lease’s inception at the lower of the fair value of the leased property and the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding. The corresponding rental obligations, net of finance charges, are included in borrowings. The interest element of the finance cost is charged to the income statement over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

Leases where the lessor retains substantially all the risks and rewards of ownership are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to the income statement on a straight-line basis over the period of the lease.

2.21. Revenue recognition

Revenue is recognised at the fair value of the consideration received or receivable to the extent that it is probable that the economic benefits will flow to the Group and the revenue can be reliably measured. Revenue derived from goods and services comprises the fair value of the sale of goods and services to third parties, net of value added tax, rebates and discounts. The following criteria must also be present:

–	The sale of mining products is recognised when the significant risks and rewards of ownership of the products are transferred to the buyer;
–	Revenue derived from services is recognised in the accounting period in which the services are rendered;

–	Revenue from bulk sample sales made during the exploration or development phases of operations is recognised as a sale in the income statement;

–	Dividends are recognised when the right to receive payment is established; and

–	Interest is recognised on a time proportion basis, taking account of the principal outstanding and the effective rate over the period to maturity, when it is determined that such income will accrue to the Group.

2.22.  Borrowing costs

Borrowing costs are generally expensed as incurred except where they relate to the financing of acquisition, construction or development of qualifying assets, which are mining projects under development that necessarily take a substantial period of time to get prepared for their intended use. Such borrowing costs are capitalised and added to mine development costs of the mining project when the decision is made to proceed with the development of the project and until such time when the project is substantially ready for its intended use, which is when commercial production is ready to commence.

To the extent that funds are borrowed to finance a specific mining project, borrowing costs capitalised represent the actual borrowing costs incurred. To the extent that funds are borrowed for the general purpose, borrowing costs capitalised are determined by applying the interest rate applicable to appropriate borrowings outstanding during the period to the average amount of capital expenditure incurred to develop the relevant mining project during the period.

2.23. Taxation

Tax expense for the period comprises current and deferred tax. Tax is recognised in the income statement, except to the extent that it relates to items recognised in the statement of comprehensive income or directly in equity. In this case, the tax is also recognised in the statement of comprehensive income or directly in equity, respectively.

Current tax is the tax expected to be payable on the taxable income for the year calculated using rates that have been enacted or substantively enacted by the balance sheet date. It includes adjustments for tax expected to be payable or recoverable in respect of previous periods.

Full provision is made for deferred taxation on all temporary differences existing at the balance sheet date with certain limited exceptions. Temporary differences are the difference between the carrying value of an asset or liability and its tax base. The main exceptions to this principle are as follows:

–	Tax payable on the future remittance of the past earnings of subsidiaries, associates and jointly controlled entities is provided for except where the Company is able to control the remittance of profits and it is probable that there will be no remittance in the foreseeable future;

–	Deferred tax is not provided on the initial recognition of goodwill or from the initial recognition of an asset or liability in a transaction that does not affect accounting profit or taxable profit and is not a business combination, such as on the recognition of a provision for close down and restoration costs and the related asset or on the inception of finance lease; and

–	Deferred tax assets are recognised only to the extent that it is more likely than not that they will be recovered.

134 Petropavlovsk Annual Report 2012

Deferred tax is provided in respect of fair value adjustments on acquisitions. These adjustments may relate to assets such as mining rights that, in general, are not eligible for income tax allowances. In such cases, the provision for deferred tax is based on the difference between the carrying value of the asset and its nil income tax base.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised using tax rates that have been enacted, or substantively enacted. Deferred tax is charged or credited in the income statement, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt within equity.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set-off current tax assets against current tax liabilities, when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

2.24. Share based payments

The Group has a number of equity-settled share based payment arrangements in place, details of which are set out in note 30.

Equity-settled share based payment awards are measured at fair value at the grant date. The fair values determined at the grant date are recognised as an expense on a straight-line basis over the expected vesting period with a corresponding adjustment to the share based payments reserve within equity.

The fair values of equity-settled share based payment awards are determined at the dates of grant using a Black Scholes model for those awards vesting based on operating performance conditions and a Monte Carlo model for those awards vesting based on market related performance conditions.

The estimate of the number of the awards likely to vest is reviewed at each balance sheet date up to the vesting date, at which point the estimate is adjusted to reflect the actual awards issued. The impact of the revision of the original estimates, if any, is recognised in the income statement so that the cumulative expense reflects the revised estimate, with a corresponding adjustment to the share based payments reserve within equity.

2.25. Employee Benefit Trust

Certain Ordinary Shares underlying the share based payment awards granted are held by the Employee Benefit Trust (the “EBT”). Details of employee benefit trust arrangements are set out in note 30. The carrying value of shares held by the employee benefit trust are recorded as treasury shares, shown as a deduction to shareholders’ equity.

3. Areas of judgement in applying accounting policies and key sources of estimation uncertainty

When preparing the consolidated financial statements in accordance with the accounting policies as set out in note 2, management necessarily makes judgements and estimates that can have a significant impact on the financial statements. These judgements and estimates are based on management’s best knowledge of the relevant facts and circumstances and previous experience. Actual results may differ from these estimates under different assumptions and conditions.

Areas of judgement that have the most significant effect on the amounts recognised in the financial statements are set out below.

3.1. Ore reserve estimates

The Group estimates its ore reserves and mineral resources based on the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves of December 2004 (the JORC Code (2004)), adjusted to conform with the mining activity to be undertaken under the Group mining plan. The JORC Code (2004) requires the use of reasonable investment assumptions when reporting reserves, including future production estimates, expected future commodity prices and production cash costs.

Petropavlovsk Annual Report 2012 135

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2012

3. Areas of judgement in applying accounting policies and key sources of estimation uncertainty continued

Ore reserve estimates are used in the calculation of depreciation of mining assets using a units of production method, impairment charges and for forecasting the timing of the payment of close down and restoration costs. Also, for the purpose of impairment review and the assessment of life of mine for forecasting the timing of the payment of close down and restoration costs, the Group may take into account mineral resources in addition to ore reserves where there is a high degree of confidence that such resources will be extracted.

Ore reserve estimates may change from period to period as additional geological data becomes available during the course of operations or economic assumptions used to estimate reserves change. Such changes in estimated reserves may affect the Group’s financial results and financial position in a number of ways, including the following:

–	Asset carrying values due to changes in estimated future cash flows;

–	Depreciation charged in the income statement where such charges are determined by using a units of production method or where the useful economic lives of assets are determined with reference to the life of the mine;

–	Provisions for close down and restoration costs where changes in estimated reserves affect expectations about the timing of the payment of such costs; and

–	Carrying value of deferred tax assets and liabilities where changes in estimated reserves affect the carrying value of the relevant assets and liabilities.

3.2. Exploration and evaluation costs

The Group’s accounting policy for exploration and evaluation expenditure results in exploration and evaluation expenditure being capitalised for those projects where such expenditure is considered likely to be recoverable through future extraction activity or sale or where the exploration activities have not reached a stage which permits a reasonable assessment of the existence of reserves. This policy requires management to make certain estimates and assumptions as to future events and circumstances, in particular whether the Group will proceed with development based on existence of reserves or whether an economically viable extraction operation can be established. Such estimates and assumptions may change from period to period as new information becomes available. If, subsequent to the exploration and evaluation expenditure being capitalised, a judgement is made that recovery of the expenditure is unlikely or the project is to be abandoned, the relevant capitalised amount will be written off to the income statement.

3.3. Impairment

The Group reviews the carrying values of its tangible and intangible assets to determine whether there is any indication that those assets are impaired and tests goodwill for impairment annually.

The recoverable amount of an asset, or CGU, is measured as the higher of fair value less costs to sell and value in use.

Management necessarily apply their judgement in allocating assets to CGUs as well as in making assumptions to be applied within the value-in-use calculation.

The key assumptions which formed the basis of forecasting future cash flows and the value in use calculation are:

–	The successful extraction and processing of the reserves in accordance with the available ore reserves and mineral resources and sale of the commodity produced;

–	Commodity prices are internal forecasts by management based on the forecasts of industry market researchers being US$1,680/oz for the long-term gold price;

–	A long-term exchange rate of 31.5 RUR:US$;

–	Costs, which are internal forecasts prepared by management, adjusted for future inflation rates in countries of operation; and

–	Discount rate to be applied to the future cash flows, being the pre-tax weighted average nominal cost of capital, calculated by management, being 10.8% for precious metals mining projects.

Subsequent changes to CGU allocation or estimates and assumptions in the value-in-use calculation could impact the carrying value of the respective assets. The impairment assessments are sensitive to changes in commodity prices and discount rates. Changes to these assumptions would result in changes to impairment conclusions, which could have a significant effect on the consolidated financial statements. In particular, with all other assumptions being constant, a reduction in the estimated long-term gold price would result in impairment of certain mining assets within precious metals segment as set out below.

Potential impairment
5% reduction in the long-term gold price	Recoverable amount exceeds carrying amount
10% reduction in the long-term gold price	US$50 million
15% reduction in the long-term gold price	US$200 million

136 Petropavlovsk Annual Report 2012

3.4 Deferred stripping costs

The calculation of deferred stripping costs requires the use of estimates to assess the improved access to the ore to be mined in future periods. Changes to the Group’s mining plan and pit design may result in changes to the timing of realisation of the stripping activity. As a result, there could be significant adjustments to the amounts of deferred stripping costs capitalised and their classification between current and non-current assets.

3.5. Close down and restoration costs

Costs associated with restoration and rehabilitation of mining sites are typical for extractive industries and are normally incurred at the end of the life of the mine. Provision is recognised for each mining site for such costs discounted to their net present value, as soon as the obligation to incur such costs arises. The costs are estimated on the basis of the scope of site restoration and rehabilitation activity in accordance with the mine closure plan and represent management’s best estimate of the expenditure that will be incurred. Estimates are reviewed annually as new information becomes available.

The initial provision for close down and restoration costs together with other movements in the provision, including those resulting from updated cost estimates, changes to the estimated lives of the mines, and revisions to discount rates are capitalised within “mine development costs” or “mining assets” of property, plant and equipment. Capitalised costs are depreciated over the life of the mine they relate to and the provision is increased each period via unwinding the discount on the provision. Changes to the estimated future costs are recognised in the balance sheet by adjusting both the asset and the provision.

The actual costs may be different from those estimated due to changes in relevant laws and regulations, changes in prices as well as changes to the restoration techniques. The actual timing of cash outflows may be also different from those estimated due to changes in the life of the mine as a result of changes in ore reserves or processing levels. As a result, there could be significant adjustments to the provision for close down and restoration costs established which would affect future financial results.

3.6. Tax provisions and tax legislation

The Group is subject to income tax in the UK, Russian Federation and Cyprus. Assessing the outcome of uncertain tax positions requires judgements to be made. The Group recognises liabilities for anticipated tax issues based on estimates of whether additional taxes will be due, such estimates are based on the status of ongoing discussions with the relevant tax authorities and advice from independent tax advisers.

3.7. Recognition of deferred tax assets

Deferred tax assets, including those arising from tax losses carried forward for the future tax periods, capital losses and temporary differences, are recognised only where it is considered more likely than not that they will be recovered. The likelihood of such recoverability is dependent on the generation of sufficient future taxable profits which relevant deferred tax asset can be utilised to offset.

Assumptions about the generation of future taxable profits depend on management’s estimates of future cash flows. Judgements are also required about the application of income tax legislation. These judgements and assumptions are subject to risk and uncertainty and there is a possibility that changes in circumstances will alter expectations, which may impact the amount of deferred tax assets recognised on the balance sheet and the amount of other tax losses and temporary differences not yet recognised. In such circumstances, the carrying amount of recognised deferred tax assets may require adjustment, resulting in a corresponding charge or credit to the income statement.

3.8 Measurement of assets held for sale at fair value less costs to sell

IRC has been classified as “held for sale” and presented separately in the consolidated balance sheet as at 31 December 2012 (notes 28 and 35). The carrying value of IRC’s net assets has been adjusted to fair value less estimated transaction costs, based on IRC’s share price of HK$1.17 as at 31 December 2012 which the Directors consider to be the best measure of fair value. Subsequent to 31 December 2012, the IRC share price has traded between HK$0.87 and HK$1.45. Assuming total investment completion occurs, the Group’s interest in the share capital of IRC Limited would be diluted from 63.13% held at 31 December 2012 (note 37) to 40.43% and IRC would become an associate to the Group.

The carrying value of IRC will be adjusted based on its market share price on that date which will be the basis for valuation of the Group’s share in IRC. Subsequent to that, IRC will be accounted for using the equity method of accounting taking into consideration the Group’s share in IRC’s results and subject to any impairment.

4. Segment information

Business segments

The Group has three reportable segments under IFRS 8 which reflect the way the Group’s businesses are managed and reported:

–	Precious metals segment, comprising gold operations at different stages, from field exploration through to mine development and gold production. The precious metals segment includes the Group’s principal mines (Pokrovskiy, Pioneer, Malomir and Albyn), the Group’s alluvial operations and the Group’s operations under gold joint venture arrangements as well as various gold projects at the exploration and development stages.

–	IRC segment, comprising IRC Limited and its subsidiaries. IRC segment includes iron ore projects (Kuranakh, K&S, Garinskoye, BolshoySeim, Kostenginskoye and Garinskoye Flanks projects), engineering and scientific operations represented by Giproduda, project for design and development of a titanium sponge production plant in China, project for production of vanadium pentoxides and related products in China as well as various other projects.

–	The Other segment, comprising the in-house geological exploration expertise performed by the Group’s exploration companies Regis and Dalgeologiya, the in-house construction and engineering expertise performed by the Group’s specialist construction company Kapstroi, the engineering and scientific operations represented by PHM Engineering and Irgiredmet and other supporting in-house functions as well as procurement of materials such as reagents and consumables and equipment for third parties undertaken by Irgiredmet.

Petropavlovsk Annual Report 2012 137

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2012

4. Segment information continued

	Precious metals	IRC	Other	Consolidated
2012	US$’000	US$’000	US$’000	US$’000
Revenue
Gold	1,173,985	–	–	1,173,985
Silver	7,770	–	–	7,770
Iron ore concentrate and ilmenite	–	128,466	–	128,466
Other external revenue	1,174	11,221	52,558	64,953
Inter-segment revenue	1,393	–	431,606	432,999
Intra-group eliminations	(1,393)	–	(431,606)	(432,999)
Total Group revenue from external customers	1,182,929	139,687	52,558	1,375,174
Net operating expenses	(1,003,992)	(356,630)	(51,696)	(1,412,318)
including
Depreciation and amortisation	(213,584)	(15,064)	(1,792)	(230,440)
Impairment	(139,206)	(218,844)	–	(358,050)
Share of results of associates	(81)	–	–	(81)
Share of results of joint ventures	–	(2,338)	–	(2,338)
Segment result	178,856	(219,281)	862	(39,563)
Before exceptional items	306,578	(437)	(458)	305,683
Exceptional items(a)	(127,722)	(218,844)	1,320	(345,246)
Central administration(b)				(86,688)
Foreign exchange gains				8,033
Operating profit				(118,218)
Investment income				2,121
Interest expense				(74,991)
Other finance losses				(13,581)
Taxation				(39,279)
Profit for the period				(243,948)

Segment Assets	2,328,057	717,955	243,205	3,289,217
Segment Liabilities	(116,926)	(179,639)	(75,215)	(371,780)
Goodwill(c)				21,675
Deferred tax – net				(75,913)
Unallocated cash				13,574
Loans given				1,861
Borrowings				(1,222,521)
Net Assets				1,656,113

Other segment information
Additions to non-current assets:
Exploration and evaluation expenditure capitalised within intangible assets	41,606	1,369	–	42,975
Acquisition of mining rights within intangible assets	–	19,578	–	19,578
Other additions to intangible assets	3,919	–	–	3,919
Capital expenditure	536,282	60,379	23,168	619,829
Other items capitalised	13,503	12,689	–	26,192

Average number of employees	7,630	2,229	5,035	14,894

(a)	See note 6.
(b)	Including US$26 million central administration expenses of IRC.
(c)	In making the assessment for impairment, goodwill is allocated to the group of cash generating units likely to benefit from acquisition-related synergies (note 13).

138 Petropavlovsk Annual Report 2012

2011	Precious metals US$’000	IRC US$’000	Other US$’000	Consolidated US$’000
Revenue
Gold	1,093,507	–	–	1,093,507
Silver	7,817	–	–	7,817
Iron ore concentrate	–	110,388	–	110,388
Other external sales	–	11,820	38,958	50,778
Inter-segment revenue	2,869	–	328,414	331,283
Intra-group eliminations	(2,869)	–	(328,414)	(331,283)
Total Group revenue from external customers	1,101,324	122,208	38,958	1,262,490
Net operating expenses	(602,089)	(101,415)	(43,582)	(747,086)
Including
Depreciation and amortisation	(118,564)	(11,287)	(2,351)	(132,202)
Impairment	(40,103)	–	(1,975)	(42,078)
Share of results of joint ventures	(846)	(514)	–	(1,360)
Segment result	498,389	20,279	(4,624)	514,044
Before exceptional items	486,353	18,840	(4,624)	500,569
Exceptional items	12,036 (d)	1,439 (d)	–	13,475
Central administration(e)				(89,743)
Unallocated impairment of non-trading loans				(14,241)
Foreign exchange losses				(9,833)
Operating profit				400,227
Investment income				3,119
Interest expense				(39,641)
Other finance losses				(2,381)
Taxation				(120,835)
Profit for the period				240,489

Segment Assets	2,077,779	846,981	216,494	3,141,254
Segment Liabilities	(103,391)	(22,832)	(56,567)	(182,790)
Goodwill (f)				21,675
Deferred tax – net				(173,469)
Unallocated cash				107,836
Loans given				263
Borrowings				(1,006,838)
Net Assets				1,907,931

Other segment information
Additions to non-current assets:
Exploration and evaluation expenditure capitalised within intangible assets	55,497	12,406	226	68,129
Other additions to intangible assets	2,569	–	–	2,569
Capital expenditure	516,724	81,202	22,263	620,189
Other items capitalised	36,832	426	–	37,258

Average number of employees	6,670	2,226	4,489	13,385

(d)	See note 6.
(e)	Including US$23 million central administration expenses of IRC.
(f)	In making the assessment for impairment, goodwill is allocated to the group of cash generating units likely to beneitt from acquisition-related synergies (note 13).

Petropavlovsk Annual Report 2012 139

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2012

4. Segment information continued

Entity wide disclosures

Revenue by geographical location (a)

	2012	2011
	US$’000	US$’000
Russia and CIS	1,246,433	1,151,929
China	128,466	110,388
Other	275	173
	1,375,174	1,262,490

(a)	Based on the location to which the product is shipped or in which the services are provided.

Non-current assets by location of asset (b)

	2012	2011
	US$’000	US$’000
Russian	1,893,284	2,480,102
China	–	7,765
Other	19,450	11,220
	1,912,734	2,499,087

(b)   Excluding financial instruments and deferred tax assets.

Information about major customers

During the years ended 31 December 2012 and 2011, the Group generated revenues from the sales of gold to a number of financial institutions, namely, to Russian banks for Russian domestic sales of gold and to foreign banks for sales of gold outside of Russia. Included in gold sales revenue for the year ended 31 December 2012 are revenues of US$1,119 million which arose from sales of gold to two banks that individually accounted for more than 10% of the Group’s revenue, namely US$568 million to Sberbank of Russia, US$551 million to VTB (2011: US$990 million which arose from sales of gold to three banks that individually accounted for more than 10% of the Group’s revenue, namely US$521 million to Sberbank of Russia, US$300 million to VTB and US$169 million to the Asian-Pacific Bank ). The proportion of Group revenue of each bank may vary from year to year depending on commercial terms agreed with each bank. Management consider there is no major customer concentration risk due to high liquidity inherent to gold as a commodity.

5. Revenue

	2012	2011
	US$’000	US$’000
Sales of goods	1,342,500	1,236,446
Rendering of services	30,106	23,469
Rental income	2,568	2,575
	1,375,174	1,262,490
Investment income	2,121	3,119
	1,377,295	1,265,609

140 Petropavlovsk Annual Report 2012

6. Operating expenses and income

	2012			2011
	Before exceptional items US$’000	Exceptional items US$’000	Total US$’000	Before exceptional items US$’000	Exceptional items US$’000	Total US$’000
Net operating expenses (excluding items shown separately) (a)	1,027,829	–	1,027,829	718,483	–	718,483
Impairment charges (a)	10,049	120,455	130,504	42,078	–	42,078
Impairment of ore stockpiles	29,692	–	29,692	–	–	–
Impairment of non-trading loans	–	–	–	–	14,241	14,241
Central administration expenses (a)	86,688	–	86,688	92,941	(3,198)	89,743
Foreign exchange (gains)/losses	(8,033)	–	(8,033)	9,833	–	9,833
Loss on disposal of subsidiaries (b)	–	26,937	26,937	–	–	–
Write-down to adjust the carrying value of IRC’s net assets to fair value less costs to sell (c)	–	197,854	197,854	–	–	–
Gain on disposal of Group’s interest in joint ventures and available-for-sale investments	(498)	–	(498)	–	(12,036)	(12,036)
Net gain on acquisition of Jiatai Titanium	–	–	–	–	(1,439)	(1,439)
	1,145,727	345,246	1,490,973	863,335	(2,432)	860,903

(a)	As set out below.
(b)	Note 29.
(c)	Note 28.

Net operating expenses

	2012	2011
	US$’000	US$’000
Depreciation	230,440	132,202
Staff costs	217,987	170,499
Materials	201,069	132,820
Fuel	114,214	73,343
External services	122,746	97,382
Royalties	72,044	67,599
Electricity	45,800	34,727
Shipping costs	48,147	33,704
Smelting and transportation costs	5,838	5,944
Movement in ore stockpiles, deferred stripping, work in progress and bullion in process attributable to gold production	(111,768)	(91,713)
Taxes other than income	18,672	12,375
Insurance	6,153	6,447
Professional fees	2,229	12,583
Office costs	3,338	2,648
Operating lease rentals	2,295	1,670
Business travel expenses	4,259	3,259
Provision for impairment of trade and other receivables	2,391	1,862
Bank charges	2,794	2,526
Goods for resale	23,723	19,665
Other operating expenses	28,716	13,637
Other income	(13,258)	(14,696)
	1,027,829	718,483

Petropavlovsk Annual Report 2012 141

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2012

6. Operating expenses and income continued

Exceptional impairment charges

Further development of gravel production and gold exploration operations at Yamal deposits is pending as the Directors continue to evaluate the available options for unlocking the value of these assets. Accordingly, an impairment provision of US$99.5 million was recognised against the carrying values of the associated assets included in exploration and evaluation costs capitalised within intangible assets (US$48.1 million), property, plant and equipment (US$42.8 million) and finished goods (US$8.6 million). The Directors consider this impairment to be exceptional in nature as it relates to a project in production.

Following the decision to suspend development of the thermal coal deposits associated with the K&S project of IRC indefinitely, an impairment provision of US$21.0 million was recognised against the carrying value of the associated assets included in mine development costs within property, plant and equipment. The Directors consider this impairment to be exceptional in nature as it relates to a project in development.

All other impairment charges

Following the decision to suspend exploration at Verkhnetisskaya and Troeusovskaya license areas located in Krasnoyarsk region, an impairment provision of US$9.9 million was recognised against the carrying values of the associated exploration and evaluation costs previously capitalised within intangible assets.

Central administration expenses

	2012			2011
	Before exceptional items US$’000	Exceptional items US$’000	Total US$’000	Before exceptional items US$’000	Exceptional items US$’000	Total US$’000
Staff costs	54,385	–	54,385	57,542	–	57,542
Professional fees	6,529	–	6,529	7,683	(3,198)(a)	4,485
Insurance	1,361	–	1,361	1,924	–	1,924
Operating lease rentals	3,868	–	3,868	3,698	–	3,698
Business travel expenses	4,269	–	4,269	5,805	–	5,805
Office costs	2,012	–	2,012	2,081	–	2,081
Other	14,264	–	14,264	14,208	–	14,208
	86,688	–	86,688	92,941	(3,198)	89,743

(a) Refund of costs incurred in relation to the listing of IRC Limited on the Stock Exchange of Hong Kong Limited.

142 Petropavlovsk Annual Report 2012

7. Auditor’s remuneration

The Group, including its overseas subsidiaries, obtained the following services from the Company’s auditor and their associates:

	2012	2011
	US$’000	US$’000
Audit fees and related fees
Fees payable to the Company's auditor for the annual audit of the parent company and consolidated financial statements	493	356
Fees payable to the Company’s auditor and its associates for other services to the Group:
For the audit of the Company's subsidiaries as part of the audit of the consolidated financial statements	383	311
For the audit of subsidiary statutory accounts pursuant to legislation (a)	616	580
	1,492	1,247
Non-audit fees
Other services pursuant to legislation – interim review (b)	351	331
Fees for reporting accountants services (c)	570	–
Tax services	39	146
Other services	65	68
	1,025	545

(a)	Including the statutory audit of subsidiaries in the UK and Cyprus as well as US$514 thousand (2011: US$478 thousand) payable for the audit of the consolidated financial statements of IRC Limited.
(b)	Including US$133 thousand (2011: US$125 thousand) payable for the interim review of the consolidated financial statements of IRC Limited.
(c)	Fees payable in relation to the circular issued on 18 February 2013 in connection with the proposed issue of shares by IRC Limited (note 35).

8. Staff costs

	2012	2011
	US$’000	US$’000
Wages and salaries	209,169	176,007
Social security costs	51,426	40,387
Pension costs	656	637
Share based compensation	11,121	11,010
	272,372	228,041

Average number of employees	14,894	13,385

Petropavlovsk Annual Report 2012 143

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2012

9. Financial income and expenses

	2012			2011
	Before exceptional items US$’000	Exceptional items US$’000	Total US$’000	Before exceptional items US$’000	Exceptional items US$’000	Total US$’000
Investment income
Interest income	2,121	–	2,121	3,119	–	3,119
	2,121	–	2,121	3,119	–	3,119
Interest expense
Interest on bank and other loans	(58,766)	–	(58,766)	(24,626)	–	(24,626)
Interest on convertible bonds	(28,863)	–	(28,863)	(27,753)	–	(27,753)
	(87,629)	–	(87,629)	(52,379)	–	(52,379)
Interest capitalised	13,392	–	13,392	13,992	–	13,992
Unwinding of discount on environmental obligation	(754)	–	(754)	(1,254)	–	(1,254)
	(74,991)	–	(74,991)	(39,641)	–	(39,641)
Other finance losses
Fair value losses on derivative financial instruments	(13,581)	–	(13,581)	(2,381)	–	(2,381)
	(13,581)	–	(13,581)	(2,381)	–	(2,381)

144 Petropavlovsk Annual Report 2012

10. Taxation

	2012			2011
	Before exceptional items US$’000	Exceptional items(a) US$’000	Total US$’000	Before exceptional items US$’000	Exceptional items(b) US$’000	Total US$’000
Current tax
UK current tax	223	–	223	–	–	–
Russian current tax	61,418	–	61,418	73,888	–	73,888
	61,641	–	61,641	73,888	–	73,888
Deferred tax
(Reversal)/origination of timing differences	(13,517)	(8,845)	(22,362)	46,947	–	46,947
Total tax charge	48,124	(8,845)	39,279	120,835	–	120,835

(a)   Being reversal of associated deferred tax liabilities in connection with impairment charges (note 6).

(b)   Exceptional items were tax neutral.

The charge for the year can be reconciled to the profit per the income statement as follows:

	2012	2011
	US$’000	US$’000
(Loss)/profit before tax	(204,669)	361,324
Tax at the UK corporation tax rate of 24.5% (2011: 26.5%)	(50,144)	95,751
Effect of different tax rates of subsidiaries operating in other jurisdictions	(7,415)	(34,186)
Tax effect of share of results of joint ventures and associates	443	224
Tax effect of expenses that are not deductible for tax purposes	61,106	18,714
Tax effect of tax losses for which no deferred income tax asset was recognised	60,090	38,452
Income not subject to tax	(2,548)	(5,130)
Utilisation of previously unrecognised tax losses	(1,199)	(4,184)
Foreign exchange movements in respect of deductible temporary differences	(15,754)	17,422
Other adjustments	(5,300)	(6,228)
Tax expense for the period	39,279	120,835

Petropavlovsk Annual Report 2012 145

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2012

11. Earnings per share

	2012	2011
	US$’000	US$’000
(Loss)/profit for the period attributable to equity holders of Petropavlovsk PLC	(159,658)	230,885
Before exceptional items	98,771	228,453
Exceptional items	(258,429)	2,432
Interest expense on convertible bonds, net of tax	–(a)	20,398
(Loss)/profit used to determine diluted earnings per share	(159,658)	251,283
Before exceptional items	98,771	248,851
Exceptional items	(258,429)	2,432
	No of shares	No of shares
Weighted average number of Ordinary Shares	186,518,041	186,478,361
Adjustments for dilutive potential Ordinary Shares:
– assumed conversion of convertible bonds	–(a)	18,478,083
– share options in issue	–(b)	9,618
Weighted average number of Ordinary Shares for diluted earnings per share	186,518,041	204,966,062
	US$	US$
Basic (loss)/earnings per share	(0.85)	1.24
Before exceptional items	0.54	1.23
Exceptional items	(1.39)	0.01

Diluted (loss)/earnings per share	(0.85)	1.23
Before exceptional items	0.54	1.22
Exceptional items	(1.39)	0.01

(a)	Convertible bonds (note 20) which could potentially dilute basic earnings per ordinary share in the future were not included in the calculation of diluted earnings per share because they were anti-dilutive.
(b)	Share options which could potentially dilute basic earnings per ordinary share until these lapsed unexercised on 19 July 2012 (note 30) were not included in the calculation of diluted earnings per share because they were anti-dilutive.

As at 31 December 2012 and 2011, the Group had a potentially dilutive option issued to the International Finance Corporation (“IFC”) to subscribe for 1,067,273 Ordinary Shares (note 23) which was anti-dilutive (2011: anti-dilutive) and therefore was not included in the calculation of diluted earnings per share.

146 Petropavlovsk Annual Report 2012

12. Dividends

	2012(a)	2011
	US$’000	US$’000
Interim dividend for the year ended 31 December 2012 of £0.05 per share paid on 5 November 2012	14,632	–
Final dividend for the year ended 31 December 2011 of £0.07 per share paid on 23 July 2012	20,390	–
Interim dividend for the year ended 31 December 2011 of £0.05 per share paid on 11 November 2011	–	15,164
Final dividend for the year ended 31 December 2010 of £0.07 per share paid on 28 July 2011	–	21,692
	35,022	36,856

(a) Information on dividends proposed subsequent to 31 December 2012 is set out in note 35.

13. Goodwill

	2012	2011
	US$’000	US$’000
Cost
At 1 January	22,161	22,161
At 31 December	22,161	22,161
Accumulated impairment
At 1 January	(486)	(486)
At 31 December	(486)	(486)
Carrying amount at 31 December	21,675	21,675

Goodwill primarily relates to the Group’s investment in Irgiredmet and BMRP.

Goodwill recognised on acquisition of Irgiredmet and BMRP in the amounts of US$16 million and US$5 million, correspondingly, has been allocated to the group of cash generating units likely to benefit from acquisition-related synergies, which are those within the precious metals segment.

The recoverable amount of cash generating units is determined based on value-in-use calculations as set out in note 3.3.

Petropavlovsk Annual Report 2012 147

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2012

14. Intangible assets

Included in intangible assets are capitalised exploration and evaluation expenditure and mineral rights acquired as set out below.

	Visokoe US$’000	Verkhne- Aliinskoye US$’000	Tokur US$’000	Yamal deposits US$’000	Flanks of Pokrovskiy US$’000	Flanks of Albyn US$’000	Other(a) US$’000	Total US$’000
At 1 January 2012	42,205	72,723	63,556	51,435	3,750	8,050	93,018	334,737
Additions	3,671	1,640	–	1,676	4,202	16,361	19,344	46,894
Acquisition of assets (note 27)	–	–	–	–	–	–	19,578	19,578
Disposal of subsidiaries	–	(74,363)	–	(4,988)	–	–	(7,147)	(86,498)
Impairment (note 6)	–	–	–	(48,123)	–	–	(9,968)	(58,091)
Transfer to mining assets	–	–	–	–	(82)	–	(601)	(683)
Transfer to assets classified as held for sale (note 28)	–	–	–	–	–	–	(64,286)	(64,286)
Reallocation and other transfers	–	–	–	–	(1,354)	–	(742)	(2,096)
At 31 December 2012	45,876	–	63,556	–	6,516	24,411	49,196	189,555

(a)   Represent amounts capitalised in respect of a number of projects in the Amur and other regions.

		Verkhne-		Yamal	Flanks of	Flanks of
	Visokoe	Aliinskoye	Tokur	deposits(b)	Pokrovskiy	Albyn	Other(d)	Total
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
At 1 January 2011	36,826	67,148	62,955	77,834	18,808	1,711	81,580	346,862
Additions	5,379	3,957	381	7,056	16,334	6,339	31,252	70,698
Impairment(note 6)	–	–	–	(15,195)	(2,579)	–	(18,945)	(36,719)
Transfer to mine development	–	–	–	(18,260)	–	–	(613)	(18,873)
Transfer to mining assets	–	–	–	–	(28,587) (c)	–	(1,032)	(29,619)
Reallocation and other transfers	–	1,618	220	–	(226)	–	776	2,388
At 31 December 2011	42,205	72,723	63,556	51,435	3,750	8,050	93,018	334,737

(b)	Following approval of a new plan to develop gravel operations at the Novogodnee Monto area of the Yamal deposits by the Board Committee in June 2011 and commencement of development, associated amounts capitalised have been transferred to mine development costs within property, plant and equipment.
(c)	Following completion of exploration and commencement of the mining activity at Alkagan-Adamovskaya, Sergeevskaya and Zheltunakskaya licence areas, the associated amounts capitalised have been transferred to mining assets within property, plant and equipment.
(d)	Represent amounts capitalised in respect of a number of projects in the Amur and other regions.

148 Petropavlovsk Annual Report 2012

15. Property, plant and equipment

	Mine			Capital
	development costs	Mining assets	Non-mining assets	construction in progress	Total
	US$’000	US$’000	US$’000	US$’000	US$’000
Cost
At 1 January 2011	445,308	812,898	186,854	80,795	1,525,855
Additions	213,985	99,282	24,703	282,219	620,189
Acquired through business combinations	–	–	658	–	658
Interest capitalised(note 9) (a)	9,689	–	–	4,303	13,992
Close down and restoration cost capitalised(note 22)	–	23,266	–	–	23,266
Transfers from intangible assets(note 14)	18,873	29,619	–	–	48,492
Transfers from capital construction in progress	1,386	202,399	25,700	(229,485)	–
Transfers from mine development	(182,328)	149,064	–	33,264	–
Transfers to mine development	6,925	–	(6,174)	(751)	–
Disposals	(703)	(2,958)	(4,313)	(93)	(8,067)
Reallocation and other transfers	(11,024)	10,283	1,039	(2,585)	(2,287)
Foreign exchange differences	–	–	(2,886)	–	(2,886)
At 31 December 2011	502,111	1,323,853	225,581	167,667	2,219,212

Additions	49,138	149,082	17,643	403,966	619,829
Interest capitalised(note 9) (a)	2,821	–	–	10,571	13,392
Close down and restoration cost capitalised(note 22)	10,214	2,586	–	–	12,800
Transfers from intangible assets (note 14)	–	683	–	–	683
Transfers from capital construction in progress(b)	–	288,621	12,631	(301,252)	–
Transfers from mine development(c)	(42,670)	41,623	1,047	–	–
Disposals	(441)	(9,363)	(6,690)	(102)	(16,596)
Disposal of subsidiaries	–	(3,152)	(1,336)	(5)	(4,493)
Transfer to assets classified as held for sale(note 28)	(507,249)	(106,480)	(32,076)	(16,003)	(661,808)
Reallocation and other transfers	(7,566)	10,513	(159)	(549)	2,239
Foreign exchange differences	–	–	2,908	(8)	2,900
At 31 December 2012	6,358	1,697,966	219,549	264,285	2,188,158
Accumulated depreciation and impairment

At 1 January 2011	2,489	141,840	46,621	14,572	205,522
Charge for the year	4,969	121,602	20,950	–	147,521
Disposals	(510)	(1,268)	(2,824)	–	(4,602)
Reallocation and other transfers	2,329	1,633	(3,635)	–	327
Impairment	5,242	117	–	–	5,359
Foreign exchange differences	–	–	(527)	–	(527)
At 31 December 2011	14,519	263,924	60,585	14,572	353,600

Charge for the year	4,699	215,312	24,397	–	244,408
Disposals	(268)	(5,914)	(4,623)	–	(10,805)
Disposal of subsidiaries	–	(587)	(712)	–	(1,299)
Impairment(note 6)	20,910	39,888	331	2,568	63,697
Transfer to assets classified as held for sale(note 28)	(29,691)	(19,140)	(5,156)	(14,572)	(68,559)
Reallocation and other transfers	(4,491)	3,816	818	–	143
Foreign exchange differences	–	–	507	–	507
At 31 December 2012	5,678	497,299	76,147	2,568	581,692

Net book value
At 31 December 2011(d)	487,592	1,059,929	164,996	153,095	1,865,612

At 31 December 2012(d)	680	1,200,667	143,402	261,717	1,606,466

(a)	Borrowing costs were capitalised at the weighted average rate of the Group’s relevant borrowings being 7.2% (2011: 6.8%).
(b)	Being costs primarily associated with continuous development of Malomir, Albyn and Pioneer projects.
(c)	Following commencement of commercial production of gravel at the Novogodnee Monto area of the Yamal deposits associated mine development costs were transferred to the mining assets.
(d)	Property, plant and equipment with a net book value of US$173.0 million (31 December 2011: US$211.7 million) have been pledged to secure borrowings of the Group.

Petropavlovsk Annual Report 2012 149

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2012

16. Inventories

	2012	2011
	US$’000	US$’000
Current
Construction materials	20,931	30,114
Stores and spares	124,515	128,654
Ore in stockpiles(c)	101,669	78,084
Work in progress	39,712	21,073
Deferred stripping costs	51,555	47,114
Bullion in process	2,534	9,917
Finished goods	–	8,111
Other	5,076	7,593
	345,992	330,660
Non-current
Ore in stockpiles(a),(c)	66,204	16,828
Deferred stripping costs(b)	–	26,359
	66,204	43,187

(a)   Ore in stockpiles that is not planned to be processed within twelve months after the reporting period.

(b)   Production stripping related to the ore extraction which is to be undertaken within more than twelve months after the reporting period.

(c)   As at 31 December 2012, ore in stockpiles include balances in the aggregate of US$106.2 million carried at net realisable value (2011: US$ nil).

17. Trade and other receivables

	2012	2011
	US$’000	US$’000
Current
VAT recoverable	101,441	109,250
Advances to suppliers	20,178	63,856
Trade receivables(a)	11,376	11,442
Consideration receivable for disposal of subsidiaries(b)	24,284	–
Advances paid on resale and commission contracts(c)	–	1,248
Other debtors(d)	31,982	23,181
	189,261	208,977

(a)	Net of provision for impairment of US$0.8 million (2011: US$1.1 million).

Trade receivables are due for settlement between one and six months. Included in trade receivables are individual balances totalling US$ nil (2011: US$0.01 million) which are past due but not impaired as the amounts are still considered recoverable.

(b)	Note 29.
(c)	Amounts included in advances paid on resale and commission contracts relate to services performed by the Group’s subsidiary, Irgiredmet, in its activity to procure materials such as reagents, consumables and equipment for third parties.
(d)	Net of provision for impairment of US$6.4 million (2011: US$5.6 million).

There is no significant concentration of credit risk with respect to trade and other receivables. The Group has implemented policies that require appropriate credit checks on potential customers before granting credit. The Group has adopted a policy of only dealing with creditworthy counterparties. The Group’s exposure and credit ratings of its counterparties are monitored by the Board of Directors.

The maximum credit risk of such financial assets is represented by the carrying value of the asset.

The Directors consider that the carrying amount of trade and other receivables approximates their fair value.

150 Petropavlovsk Annual Report 2012

18.  Cash and cash equivalents

	2012	2011
	US$’000	US$’000
Cash at bank and in hand	23,300	105,081
Short-term bank deposits	135,926	108,475
	159,226	213,556

19. Trade and other payables

	2012	2011
	US$’000	US$’000
Trade payables	55,429	37,684
Advances from customers	10,002	7,724
Advances received on resale and commission contracts(a)	3,740	6,370
Accruals and other payables	76,627	83,126
	145,798	134,904

(a)	Amounts included in advances paid on resale and commission contracts at 31 December 2012 and 31 December 2011 relate to services performed by the Group’s subsidiary, Irgiredmet, in its activity to procure materials such as reagents, consumables and equipment for third parties.

The Directors consider that the carrying amount of trade and other payables approximates their fair value.

20. Borrowings

	2012	2011
	US$’000	US$’000
Borrowings at amortised cost
Convertible bonds(a)	352,475	338,812
Bank loans(b)	867,265	659,630
ICBC facility(c)	–	6,343
Other loans(b)	2,781	2,053
	1,222,521	1,006,838
Amount due for settlement within 12 months	83,789	216,430
Amount due for settlement after 12 months	1,138,732	790,408
	1,222,521	1,006,838

(a)	In February 2010, the Group issued US$380 million of convertible bonds due on 18 February 2015 (“the Bonds”). The Bonds were issued at par by the Company’s wholly owned subsidiary Petropavlovsk 2010 Limited and are guaranteed by the Company. The Bonds carry a coupon of 4.00% payable semi-annually in arrears and are convertible into redeemable preference shares of Petropavlovsk 2010 Limited which are guaranteed by and will be exchangeable immediately upon issuance for Ordinary Shares in the Company. The conversion price has been set at £12.9345 per share, subject to adjustment for certain events and adjusted to £12.66 with effect from 29 June 2011 for each US$100,000 principal amount of a Bond, and the conversion exchange rate has been fixed at US$1.6244 per £1. The Bonds were admitted to listing on the Official List of the UK Listing Authority and admitted to trading on the Professional Securities Market of the London Stock Exchange on 19 February 2010.

The net proceeds received from the issue of the convertible bonds were split between the liability component and the equity component of US$59 million representing the fair value of the embedded option to convert the liability into equity of the Group. The liability component of the Bonds is measured at amortised cost. The interest charged was calculated by applying an effective interest rate of 8.65% to the liability component.

As at 31 December 2012, the fair value of the Bonds, calculated by applying the effective interest rate of 7.5% to the liability component of the Bonds, amounted to US$360.3 million (2011: the fair value of the Bonds, calculated by applying the effective interest rate of 10.5% to the liability component of the Bonds, amounted to US$322.7 million).

(b)	As at 31 December 2012, US$128.8 million (2011: US$168.3 million) of bank loans are secured against certain items of property, plant and equipment of the Group (note 15).

The weighted average interest rate paid during the year ended 31 December 2012 was 6.8% (2011: 6%).

The carrying value of the bank loans approximated their fair value at each period end.

As at 31 December 2012, bank loans with an aggregate carrying value of US$608.9 million (2011: US$296.2 million) contain certain financial covenants.

As at 31 December 2012, the amounts undrawn under the bank loans were US$153.2 million (2011: US$129.6 million).

(c)	Note 28.

Petropavlovsk Annual Report 2012 151

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2012

21. Deferred taxation

	2012	2011
	US$’000	US$’000
At 1 January	173,469	126,768
Deferred tax (credited)/charged to income statement	(22,362)	46,947
Disposal of subsidiaries	(16,039)	–
Deferred tax charged to equity	–	153
Transfer to liabilities associated with assets classified as held for sale	(59,594)	–
Exchange differences	439	(399)
At 31 December	75,913	173,469
Deferred tax assets	1,373	2,562
Deferred tax liabilities	(77,286)	(176,031)
Net deferred tax liability	(75,913)	(173,469)

				Transfer to
				liabilities
		Charged/		associated
		(credited)		with assets
	At 1 January	to the income	Disposal of	classified as	Exchange	At 31 December
	2012	statement	subsidiaries	held for sale(a)	differences	2012
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Property, plant and equipment	132,500	(13,122)	72	(59,396)	95	60,149
Inventory	29,747	396	(30)	534	(27)	30,620
Capitalised exploration and evaluation expenditure	(3,165)	4,338	(4,007)	–	–	(2,834)
Fair value adjustments	21,775	(1,232)	(12,394)	–	316	8,465
Tax losses	(2,523)	(1,889)	–	–	–	(4,412)
Other temporary differences	(4,865)	(10,853)	320	(732)	55	(16,075)
	173,469	(22,362)	(16,039)	(59,594)	439	75,913

(a) Note 28.

		Charged/
	At 1 January	(credited) to the income	Charged/ (credited)	Exchange	At 31 December
	2011 US$’000	statement US$’000	directly to equity US$’000	differences US$’000	2011 US$’000
Property, plant and equipment	86,944	45,646	–	(90)	132,500
Inventory	14,164	15,559	–	24	29,747
Capitalised exploration and evaluation expenditure	2,363	(5,528)	–	–	(3,165)
Derivative financial instruments	321	(321)	–	–	–
Fair value adjustments	23,233	(1,185)	–	(273)	21,775
Tax losses	(4,137)	1,614	–	–	(2,523)
Other temporary differences	3,880	(8,838)	153	(60)	(4,865)
	126,768	46,947	153	(399)	173,469

As at 31 December 2012, the Group did not recognise deferred income tax assets in respect of the accumulated tax losses comprising US$597.2 million, including US$248.3 million accumulated tax losses of IRC (note 28), that can be carried forward against future taxable income (2011: US$384.8 million). Tax losses of US$248.8 million can be carried forward indefinitely and tax losses of US$348.4 million expire primarily between 2018 and 2022.

As at 31 December 2012, the Group did not recognise deferred income tax assets of US$47.7 million (2011: US$35.4 million) in respect of temporary differences arising on certain capitalised development costs, including US$37.3 million related to IRC (note 28).

The Group has not recorded a deferred tax liability in respect of withholding tax and other taxes that would be payable on the unremitted earnings associated with investments in its subsidiaries and associates and interests in joint ventures as the Group is able to control the timing of the reversal of those temporary differences and does not intend to reverse them in the foreseeable future. As at 31 December 2012, unremitted earnings comprised in aggregate US$1,192.1 million (2011: US$827.3 million).

152 Petropavlovsk Annual Report 2012

22. Provision for close down and restoration costs

	2012	2011
	US$’000	US$’000
At 1 January	34,958	11,085
Recognised during the year	14,278	10,042
Unwinding of discount	754	1,254
Change in estimates	(1,625)	13,224
Transfer to liabilities associated with assets classified as held for sale (note 28)	(14,626)	–
Foreign exchange differences	239	(647)
At 31 December	33,978	34,958

The Group recognised provisions in relation to close down and restoration costs for the following mining operations:

	2012	2011
	US$’000	US$’000
Pokrovskiy	5,238	4,990
Pioneer	5,394	4,979
Malomir	11,833	10,843
Albyn	11,129	10,053
Yamal	384	–
Kuranakh(a)	–	4,093

(a) Transferred to liabilities associated with assets classified as held for sale (note 28).

Provision recognised represents the present value of estimated expenditure that will be incurred arrived at using the long-term risk-free pre-tax cost of borrowing. The expenditure arises at different times over the life of mine. The expected timing of significant cash outflows is between years 2017 and 2022 and beyond, varying from mine site to mine site.

23. Share capital

	2012		2011
	No of shares	US$’000	No of shares	US$’000
Allotted, called up and fully paid
At 1 January	187,860,093	2,891	187,860,093	2,891
Issued during the period	–	–	–	–
At 31 December	187,860,093	2,891	187,860,093	2,891

The Company has one class of ordinary shares which carry no right to fixed income.

The Company has an option issued to the IFC on 22 April 2009 on acquisition of Aricom plc to subscribe for 1,067,273 Ordinary Shares at an exercise price of £11.84 per share, subject to adjustments. The option expires on 25 May 2015.

Petropavlovsk Annual Report 2012 153

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2012

24. Own shares

	2012	2011
	US$’000	US$’000
At 1 January	10,444	10,675
Vesting of awards within Petropavlovsk PLC LTIP	(248)	(231)
At 31 December	10,196	10,444

Own shares represent 1,319,733 Ordinary Shares held by the EBT (2011: 1,351,806) to provide benefits to employees under the Long-Term Incentive Plan (note 30).

25. Notes to the cash flow statement

Reconciliation of profit before tax to operating cash flow

	2012	2011
	US$’000	US$’000
(Loss)/profit before tax	(204,669)	361,324
Adjustments for:
Share of results of joint ventures	2,338	1,360
Share of results of associate	81	–
Investment income	(2,121)	(3,119)
Interest expense	74,991	39,641
Other finance losses(a)	–	2,381
Share based payments	11,121	11,010
Depreciation	230,440	132,202
Impairment charges	130,504	42,078
Impairment of ore stockpiles	29,692	–
Impairment of non-trading loans	–	14,241
Provision for impairment of trade and other receivables	2,391	1,862
Write-down to adjust the carrying value of IRC’s net assets to fair value less costs to sell	197,854	–
Loss on disposals of property, plant and equipment	3,665	2,118
Loss on disposal of subsidiaries	26,937	–
Gain on disposal of the Group’s interests in joint ventures and available-for-sale investments	(498)	(12,036)
Net gain on acquisition of Jiatai Titanium	–	(1,439)
Exchange (gains)/losses in respect of investment activity	(85)	(940)
Exchange (gains)/losses in respect of cash and cash equivalents	(4,626)	58
Other non-cash items	1,639	(3,450)
Changes in working capital:
Decrease/(increase) in trade and other receivables	12,084	(104,093)
Increase in inventories	(119,901)	(158,137)
Increase in trade and other payables	18,399	31,226
Net cash generated from operations	410,236	356,287

(a) Net of cash settlements payable on maturity of derivative financial instruments.

Non-cash transactions

Other than acquisition of assets for consideration that was satisfied through the issuance of ordinary shares by IRC Limited (note 27), there have been no significant non-cash transactions during the years ended 31 December 2012 and 2011.

154 Petropavlovsk Annual Report 2012

26. Related parties

Related parties the Group entered into transactions with during the reporting period

OJSC Asian-Pacific Bank (“Asian-Pacific Bank”) is considered to be a related party as Mr Peter Hambro and Dr Pavel Maslovskiy have interests and, collectively, exercise significant influence over Asian-Pacific Bank.

The Petropavlovsk Foundation for Social Investment (the “Petropavlovsk Foundation”) is considered to be a related party due to the participation of the key management of the Group in the governing board of the Petropavlovsk Foundation and presence in its board of guardians.

OJSC Krasnoyarskaya GGK (“Krasnoyarskaya GGK”) is considered to be a related party due to this entity’s minority interest and significant influence in the Group’s subsidiary Verhnetisskaya GRK.

Odolgo Joint Venture was a joint venture of the Group and hence was considered to be a related party until it was disposed in May 2011.

LLC Uralmining was an associate of the Group and hence is a related party until it was acquired and became a subsidiary to the Group in April 2012.

CJSC ZRK Omchak and its wholly owned subsidiary LLC Kaurchak (“Omchak”) became an associate to the Group on 4 December 2012 (note 29) and hence are related parties since then.

Transactions with related parties the Group entered into during the years ended 31 December 2012 and 2011 are set out below.

Trading transactions

Related party transactions the Group entered into that relate to the day-to-day operation of the business are set out below.

	Sales to related parties		Purchases from related parties
	2012	2011	2012	2011
	US$’000	US$’000	US$’000	US$’000
Asian-Pacific Bank
Sales of gold and silver	1,484	168,578	–	–
Other	383	281	1,124	1,064
	1,867	168,859	1,124	1,064
Trading transactions with other related parties
Rent, insurance and other transactions with other entities in which Mr Peter Hambro and/or Dr Pavel Maslovskiy have a controlling interest or exercise a significant influence	121	229	9,993	6,093
Entities controlled by key management	–	–	92	113
Joint ventures and associates	4	562	–	–
	125	791	10,085	6,206

During the year ended 31 December 2012, the Group made US$2.6 million charitable donations to the Petropavlovsk Foundation (2011: US$3.4 million).

The outstanding balances with related parties at 31 December 2012 and 2011 are set out below.

	Amounts owed by related parties at 31 December		Amounts owed to related parties at 31 December
	2012	2011	2012	2011
	US$’000	US$’000	US$’000	US$’000
Other entities in which Mr Peter Hambro and/or Dr Pavel Maslovskiy have a controlling interest or exercise a significant influence	1,386	60	584	1,713
Joint ventures and associates	485	–	824	–
Asian-Pacific Bank	2	7	–	–
	1,873	67	1,408	1,713

Petropavlovsk Annual Report 2012 155

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2012

26. Related parties continued

Banking arrangements

The Group has current and deposit bank accounts with Asian-Pacific Bank.

The bank balances at 31 December 2012 and 2011 are set out below.

	2012(a)	2011
	US$’000	US$’000
Asian-Pacific Bank	14,054	19,972

(a) Including US$8.3 million presented within assets classified as held for sale as at 31 December 2012 (note 28).

Financing transactions

During the year ended 31 December 2012, the Group received US$0.8 million under interest-free unsecured loan arrangements from Krasnoyarskaya GGK. As at 31 December 2012, the loan principal outstanding amounted to US$2.8 million (31 December 2011: US$2.0 million).

As at 31 December 2012, the Group had an interest-free unsecured loan issued to LLC Kaurchak. Loan principal outstanding amounted to US$1.0 million.

During the year ended 31 December 2011, the Group invested US$0.7 million in the associate through equity.

Key management compensation

Key management personnel, comprising a group of 22 (2011: 23) individuals, including Executive and Non-Executive Directors of the Company and members of senior management, are those having authority and responsibility for planning, directing and controlling the activities of the Group.

	2012	2011
	US$’000	US$’000
Wages and salaries	14,763	14,347
Pension costs	549	325
Share based compensation	6,519	2,869
	21,831	17,541

27. Acquisition of assets

Acquisition of Molybdenum exploration project

On 11 July 2012, the Group, through its subsidiary IRC Limited, acquired a 50% plus one share equity interest in Caedmon Limited (“Caedmon”), the holder of exploration and mining licences of a Molybdenum exploration project in the Amur Region. The total consideration in the equivalent of US$6.5 million was satisfied through the issuance and allotment of 57,352,941 ordinary shares of IRC Limited with a nominal value of HK$0.01 each. In addition, IRC Limited also acquired the related shareholder indebtedness and an option to acquire the remaining 50% minus one share equity interest in Caedmon (the “Option”). The Group may exercise the Option any time over a two-year period commencing on the date of completion of the transaction. US$180,000 and US$320,000 are payable for the grant of Option and the shareholder indebtedness, respectively within twelve months of the completion of the transaction. The transaction was accounted for as an asset acquisition and the cost of acquisition was allocated to the mining rights of the molybdenum exploration project.

Acquisition of Bolshoi Seym deposit

On 24 July 2012, the Group, through IRC Limited and its subsidiaries, acquired the remaining 51% interest in its associate LLC Uralmining (“Uralmining”), the holder of the exploration and mining licences of Bolshoi Seym ilmenite deposit. The total consideration in the equivalent of US$6.5 million was satisfied through the issuance and allotment of 74,681,360 ordinary shares of IRC Limited, with a nominal value of HK$0.01 each, at a market value of HK$0.68 per share on 24 July 2012. Uralmining changed from an associate to a subsidiary of the Group thereof. The transaction was accounted for as an asset acquisition and the cost of acquisition was allocated to the mining rights of the Bolshoi Seym deposit.

156 Petropavlovsk Annual Report 2012

28. Assets classified as held for sale

Following negotiations with several interested parties the Directors of the Company resolved to approve the potential investment in IRC Limited by the investors (see note 35) and to accept the resulting dilution of the Group’s holding in IRC to a non-controlling interest. This dilution is expected to be completed within 12 months after the reporting date and accordingly IRC has been classified as “held for sale” and presented separately in the balance sheet as at 31 December 2012.

The main categories of assets and liabilities classified as held for sale are set out below.

	Carrying	Fair value less
	amount	costs to sell (a)
	US$’000	US$’000
Intangible assets	64,286	43,070
Property, plant and equipment(b)	593,249	378,243
Prepayments for property, plant and equipment	162,012	162,012
Interests in joint ventures	4,887	4,887
Other non-current assets	27,199	27,199
Inventories	43,376	43,376
Trade and other receivables	41,132	41,132
Cash and cash equivalents	18,036	18,036
Total assets classified as held for sale	954,177	717,955

Trade and other payables	18,959	18,959
Current income tax payable	353	353
Borrowings(c),(d)	124,475	124,475
Deferred tax liabilities	59,594	21,226
Provision for close down and restoration costs	14,626	14,626
Total liabilities associated with assets classified as held for sale	218,007	179,639
Net assets of IRC	736,170	538,316

Write-down to adjust the carrying value of IRC’s net assets to fair value less costs to sell		(197,854)

(a)	Based on market share price of HK$1.17 per IRC share as at 31 December 2012 less estimated transaction costs. A decrease/ increase of 10% in IRC’s share price would result in US$52.7 million additional write-down/reversal of write-down adjustment.
(b)	At 31 December 2012, IRC had entered into contractual commitments for the acquisition of property, plant and equipment and mine development costs amounting to US$247 million.
(c)	On 6 December 2010, Kimkano-Sutarsky Mining and Beneficiation Plant LLC (“K&S”), a subsidiary of IRC, entered into the HK$3.11 billion (equivalent to US$400 million) Engineering Procurement and Construction Contract with China National Electric Engineering Corporation for the construction of the Group’s mining operations at K&S. On 13 December 2010, K&S entered into a project finance facility agreement with the Industrial and Commercial Bank of China Limited (“ICBC”) (the “ICBC Facility Agreement”) pursuant to which ICBC will lend US$340 million to K&S to be used to fund the construction of the Group’s mining operations at K&S in time for the start of major construction works in early 2011. Interest under the facility will be charged at 2.80% above London Interbank Offered rate (“LIBOR”) per annum. The facility is guaranteed by the Company and is repayable semi-annually starting from 2014 and is fully repayable by 2022. The loan is carried at amortised cost with effective interest rate at 5.63% per annum.

As at 31 December 2012 and 2011, US$6 million was deposited with ICBC under a security deposit agreement related to the ICBC Facility Agreement and is presented within non-current assets. ICBC Facility Agreement contains certain financial covenants. As at 31 December 2012, the amounts undrawn under the ICBC Facility Agreement were US$220.6 million (2011: US$333 million).

(d)	During the year ended 31 December 2012, IRC entered into the following financing transactions with Asian-Pacific Bank:
–	IRC repaid US$15 million unsecured 10% loan received from Asian-Pacific Bank in 2011;
–	IRC entered into a US$10 million unsecured 10.3% facility, which was fully utilised and subsequently repaid during the year;
–	IRC entered into a US$15 million unsecured 11% facility, the loan was fully drawn down during the year and is repayable in August 2013;
–	IRC entered into a US$10 million unsecured 11.2% facility, repayable in December 2013.

As at 31 December 2012, the amounts undrawn under the facilities with Asian-Pacific Bank were US$10 million (31 December 2011: US$ nil).

Petropavlovsk Annual Report 2012 157

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2012

29. Disposal of subsidiaries

On 4 December 2012, the Group disposed of its 65% investment in CJSC ZRK Omchak and its wholly owned subsidiary LLC Kaurchak (“Omchak”) for the total cash consideration of US$21.7 million. The Group retained 25% interest in Omchak and, accordingly, Omchak has become an associate of the Group since that date.

The net assets of Omchak as at the date of disposal are set out below.

4 December
2012
US$’000
Intangible assets	81,442
Property, plant and equipment	621
Inventories	28
Trade and other receivables	1,744
Cash and cash equivalents	9
Trade and other payables	(1,617)
Deferred tax liability	(14,798)
Net assets disposed	67,429
Non-controlling interests	(6,750)
Group’s share of net assets disposed	60,679

Total consideration(a)	21,650
Fair value of 25% equity interest in Omchak retained	8,327
Loss on disposal	(30,702)

Net cash outflow arising on disposal:
Consideration received in cash and cash equivalents	–
Less: cash and cash equivalents disposed of	(9)
(9)

(a)     Total consideration is receivable in cash in four equal tranches as follows:

US$5,412,500 on or before 31 January 2013;

US$5,412,500 on or before 30 June 2013;

US$5,412,500 on or before 30 September 2013;

US$5,412,500 on or before 31 December 2013.

On 7 February 2012, the Group disposed of its interest in the wholly-owned subsidiary CJSC SeverChrome for total cash consideration of US$7.8 million and recognised a gain on disposal of US$1.3 million. Net cash inflow arising on disposal amounted to US$5.6 million.

On 5 December 2012, the Group disposed of its interest in the wholly-owned subsidiary LLC Uduma for the total cash consideration in the equivalent of US$4.8 million, out of which US$2.6 million was outstanding as at 31 December 2012, and recognised a gain on disposal of US$ 2.4 million. Net cash inflow arising on disposal amounted to US$2.1 million.

158 Petropavlovsk Annual Report 2012

30.  Share based payments

The Group operates various equity-settled share awards schemes. The details of share awards outstanding are set out below.

Petropavlovsk PLC

	Share option scheme		Petropavlovsk PLC LTIP awards
			Granted on 25 June 2009		Granted on 12 May 2011
	Number of Ordinary Shares	Weighted average exercise price £	Number of Ordinary Shares	Weighted average exercise price £	Number of Ordinary Shares	Weighted average exercise price £
Outstanding at 1 January 2012	50,000	6.72	462,961	–	1,365,108	–
Granted during the year	–	–	–	–	–	–
Forfeited during the year	–	–	(43,394)	–	(98,620)	–
Exercised and vested during the year	–	–	(32,073)	–	–	–
Expired during the year	(50,000)	6.72	–	–	–	–
Outstanding at 31 December 2012	–	–	387,494 (a)	–	1,266,488	–

(a) It is the intention of the Remuneration Committee that 42.5% of the awards will vest in April 2013 following the announcement of the Company’s 2012 full year results.

Petropavlovsk PLC Long-Term Incentive Plan (the “Petropavlovsk PLC LTIP”)

The Group established Petropavlovsk PLC LTIP which was approved by the shareholders of the Company on 25 June 2009 and includes the following awards:

–	Share Option Award, being a right to acquire a specified number of Ordinary Shares in the Company at a specified exercise price;
–	Performance Share Award, being a right to acquire a specified amount of Ordinary Shares in the Company at nil cost; and
–	Deferred Bonus Award.

Initial performance share awards under the Petropavlovsk PLC LTIP were granted on 25 June 2009 with 482,961 shares allocated to certain Executive Directors and members of senior management of the Group, out of which 220,830 shares are held by the EBT and the Company assumed the obligation to issue the remaining shares upon vesting of the LTIP.

Performance Share Awards granted on 25 June 2009 vest or become exercisable subject to the following provisions:

–	50% of the shares subject to the award may be acquired based on a condition relating to total shareholder return (the “TSR Condition”); and
–	50% of the shares subject to the award may be acquired based on specific conditions relating to the Group’s business development and strategic plans (the “Operating Conditions”).

The TSR Condition relates to growth in TSR over a three year period relative to the TSR growth of companies in a peer group of listed international mining companies selected upon establishment of the Petropavlovsk PLC LTIP (the “Comparator Group”) over the same period.

The TSR Condition provides for the award to vest or become exercisable as follows:

% of the award
vesting
Within top decile	50%
At median	25%
Below median	–

Petropavlovsk Annual Report 2012 159

Notes to the Consolidated Financial Statements

continued

 For the year ended 31 December 2012

30. Share based payments continued

The detailed requirements to the Operating Conditions are determined by the Remuneration Committee and will be measured over a three year period from the date of grant.

The fair value of performance share awards was determined using the Black Scholes model at the date of grant in relation to the proportion of the awards vesting based on the operating performance conditions and using the Monte Carlo model in relation to the proportion of the awards vesting based on the TSR condition. The relevant assumptions are set out in the table below.

	Petropavlovsk PLC LTIP performance share awards
	Vesting based on operating performance conditions	Vesting based on TSR condition
Date of grant	25 June 2009	25 June 2009
Number of performance share awards granted	241,480	241,481
Share price at the date of grant, £	6.0	6.0
Exercise price, £	–	–
Expected volatility, %	72.98	72.98
Expected life in years	3	3
Risk-free rate, %	2.13	2.13
Expected dividends yield, %	–	–
Expected annual forfeitures	–	–
Fair value per award, £	4.46	6.00

On 12 May 2011, the Group granted further performance share awards under the Petropavlovsk PLC LTIP with 1,524,347 shares allocated to certain Executive Directors, members of senior management and certain other employees of the Group, out of which 1,098,904 shares are held by the EBT and the Company assumed the obligation to issue the remaining shares upon vesting of the LTIP.

Performance share awards vest or become exercisable subject to the following provisions:

–	70% of the shares subject to the award may be acquired at nil cost based on a condition relating to the total shareholder return (the “TSR”) of the Company compared with the TSR of a selected comparator group (the “First TSR Condition”); and
–	30% of the shares subject to the award may be acquired at nil cost based on a condition relating to growth in TSR of the Company compared to the FTSE 350 mining index (the “Second TSR Condition”).

160 Petropavlovsk Annual Report 2012

The First TSR Condition relates to growth in TSR over a three-year period relative to the TSR growth of companies in a selected peer group of listed international mining companies (the “Comparator Group”) over the same period.

The First TSR Condition provides for the award to vest or become exercisable as follows:

% of the award vesting
Within top decile	70%
At median	35%
Below median	–

The Second TSR Condition relates to growth in TSR over a three year period relative to the growth in TSR of companies in FTSE 350 mining index (the “Index Comparator Group”) over the same period.

The Second TSR Condition provides for the award to vest or become exercisable as follows:

% of the award vesting
At median +13.5% p.a.	30%
At median	15%
Below median	–

The fair value of share awards was determined using the Monte Carlo model. The relevant assumptions are set out in the table below.

	Petropavlovsk PLC LTIP performance share awards
	Vesting based on the First TSR Condition	Vesting based on the Second TSR Condition
Date of grant	12 May 2011	12 May 2011
Number of performance share awards granted	1,067,043	457,304
Share price at the date of grant, £	8.15	8.15
Exercise price, £	–	–
Expected volatility, %	73.32	73.32
Expected life in years	3	3
Risk-free rate, %	1.53	1.53
Expected dividend yield, %	–	–
Expected annual forfeitures	–	–
Fair value per award, £	6.16	5.77

Petropavlovsk Annual Report 2012 161

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2012

30. Share based payments continued

IRC Limited

Under the LTIP of IRC Limited, which was established on 11 August 2010, selected employees and Directors of IRC (the “Selected Grantees”) are to be awarded shares of IRC Limited which have been purchased by the EBT operated in conjunction with the IRC LTIP. Upon the IRC management’s recommendation, the number of shares awarded to the Selected Grantees shall be determined, together with the vesting dates for various tranches, by the Board of IRC Limited. Any LTIP awarded to a Selected Grantee who is a Director of the Company shall be subject to the Board’s approval following a recommendation from the Remuneration Committee of the Board.

The details of share awards outstanding under LTIP of IRC Limited are set out below.

	Number of shares of IRC Limited
	granted on 3 November 2010	granted on 1 August 2011	granted on 1 July 2012
Outstanding at 1 January 2012	91,138,500	2,332,000	–
Granted during the year	–	–	1,000,000
Forfeited during the year	–	–	–
Exercised and vested during the year	–	–	–
Expired during the year	–	–	–
Outstanding at 31 December 2012	91,138,500	2,332,000	1,000,000

The scheme has a three year vesting period and is subject to the certain vesting conditions as set out below.

Vesting conditions for the share awards granted on 2 November 2010 and 1 July 2012:

–	25% of the award vesting is relating to the achievement of certain production targets;
–	25% of the award vesting is relating to profitability;
–	25% of the award vesting is relating to the growth and development of the IRC; and
–	25% of the award vesting is relating to the meeting of certain health, safety and environmental requirements.

Vesting conditions for the share awards granted on 1 August 2011:

–	20% of the award vesting is relating to the achievement of certain production targets;
–	20% of the award vesting is relating to profitability;
–	20% of the award vesting is relating to the growth and development of IRC;
–	20% of the award vesting is relating to the meeting of certain health, safety and environmental requirements; and
–	20% of the award vesting is relating to the share price performance of IRC Limited.

The fair value of the services rendered as consideration of the awarded shares was measured by reference to the fair value of the awarded shares at the respective award dates and recognised in the consolidated income statement over the vesting period.

162 Petropavlovsk Annual Report 2012

31. Analysis of net debt

	At 1 January 2012 US$’000	Acquisition of subsidiaries US$’000	Disposal of subsidiaries US$’000	Net cash movement US$’000	Exchange movement US$’000	Non-cash changes US$’000		Transferred to assets classified as held for sale and associated liabilities(a) US$’000	At 31 December 2012 US$’000
Cash and cash equivalents	213,556	920	7,725	(49,565)	4,626	–		(18,036)	159,226
Debt due within one year	(216,430)	–	416	235,560	(3)	(118,472)		15,140	(83,789)
Debt due after one year	(790,408)	–	–	(495,403)	(130)	37,874		109,335	(1,138,732)
Restricted bank deposit	6,000	–	–	–	–	–		(6,000)	–
Net debt	(787,282)	920	8,141	(309,408)	4,493	(80,598)	(b)	100,439	(1,063,295)

(a)	Note 28.
(b)	Being amortisation of borrowings.

32. Financial instruments and financial risk management

Capital risk management

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to optimise the weighted average cost of capital and tax efficiency subject to maintaining sufficient financial flexibility to undertake its investment plans.

The capital structure of the Group consists of net debt (as detailed in note 31) and equity (comprising issued capital, reserves and retained earnings). As at 31 December 2012, the capital comprised US$2.7 billion (2011: US$2.7 billion).

In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt. The Group adopts a modular approach in developing its projects in order to minimise upfront capital expenditure and related funding requirements. The Group manages in detail its funding requirements on a 12 month rolling basis and maintains a five year forecast in order to identify medium-term funding needs. Following the listing of IRC Limited on the Stock Exchange of Hong Kong Limited, its capital is managed separately by the Independent Board of IRC Limited.

The Group is not subject to any externally imposed capital requirements.

Significant accounting policies

Details of significant accounting policies and methods adopted, including the criteria for recognition, the basis of measurement and the basis on which income and expenses are recognised, in respect of each class of financial asset, financial liability and equity instrument are disclosed in note 2 to the Consolidated Financial Statements.

Categories of financial instruments

	2012 US$’000	2011 US$’000
Financial assets
Cash and cash equivalents	159,226	213,556
Loans and receivables	60,183	39,111
Available-for-sale investments	255	561
Financial liabilities
At amortised cost – trade and other payables	71,595	85,218
At amortised cost – borrowings	1,222,521	1,006,838

Petropavlovsk Annual Report 2012 163

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2012

32. Financial instruments and financial risk management continued

Financial risk management

The Group’s activities expose it to interest rate risk, foreign currency risk, risk of change in the commodity prices, credit risk and liquidity risk. The Group’s overall risk management programme focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the Group’s financial performance.

Risk management is carried out by a central finance department and all key risk management decisions are approved by the Board of Directors. The Group identifies and evaluates financial risks in close cooperation with the Group’s operating units.

The Board provides written principles for overall risk management, as well as guidance covering specific areas, such as foreign exchange risk, interest rate risk, gold price risk, credit risk and investment of excess liquidity.

Interest rate risk

The Group’s interest rate risk arises primarily from borrowings. The Group is exposed to cash flow interest rate risk through borrowing at floating interest rates and to fair value interest rate risk through borrowing at fixed interest rates. At present, the Group does not undertake any interest rate hedging activities.

The sensitivity analysis below has been determined based on exposure to interest rates for the average balance of floating interest-bearing borrowings.

If interest rates had been 1% higher/lower and all other variables held constant, the Group’s profit for the year ended 31 December 2012 would decrease/increase by US$3.63 million (2011: decrease/increase by US$0.87 million). This is attributable to the Group’s exposure to interest rates on its variable rate borrowings.

Foreign exchange risk

The Group operates internationally and is exposed to foreign exchange risk arising from fluctuations in currencies in which the Group transacts, primarily US Dollars, GB Pounds Sterling and Russian Roubles.

Exchange rate risks are mitigated to the extent considered necessary by the Board of Directors, through holding the relevant currencies. At present, the Group does not undertake any foreign currency transaction hedging.

The carrying amounts of the Group’s foreign currency denominated monetary assets and monetary liabilities at period end are as set out below.

	Assets		Liabilities
	2012 US$’000	2011 US$’000	2012 US$’000	2011 US$’000
Russian Roubles	211,703	260,573	106,012	110,150
US Dollars(a)	4,501	12,778	13,699	1,822
GB Pounds Sterling	1,186	2,269	11,075	14,179
EUR	175	2,929	14,876	–
Other currencies	440	1,085	169	135

(a) US Dollar denominated monetary assets and liabilities in Group companies with Rouble functional currency.

The following table illustrates the Group’s profit sensitivity to the fluctuation of the major currencies in which it transacts. A 10% movement has been applied to an average outstanding foreign currency denominated balance (2011: 10%), representing management’s assessment of a reasonably possible change in foreign exchange currency rates.

	2012 US$’000	2011 US$’000
Russian Roubles currency impact	10,569	15,042
EUR currency impact	1,470	293
US Dollar currency impact	920	1,096
GB Pounds Sterling currency impact	989	1,191
Other currencies	27	95

164 Petropavlovsk Annual Report 2012

Credit risk

The Group’s principal financial assets are cash and cash equivalents, comprising current accounts, amounts held on deposit with financial institutions and investments in money market and liquidity funds. In the case of deposits and investments in money market and liquidity funds, the Group is exposed to a credit risk, which results from the non-performance of contractual agreements on the part of the contract party.

The credit risk on liquid funds held in current accounts and available on demand is limited because the counterparties are banks with high credit ratings assigned by international credit-rating agencies, with the exception of Asian-Pacific Bank, which does not have an officially assigned credit rating. Having performed a high level due diligence, management does not consider the credit risk associated with Asian-Pacific Bank to be high. Asian-Pacific Bank has a wide network of branches in the Amur region and, therefore, is extensively used by the entities of the precious metals segment (note 26).

The Group’s maximum exposure to credit risk is limited to the carrying amounts of the financial assets recorded in the Consolidated Financial Statements. The major financial assets at the balance sheet date are cash and cash equivalents held with the counterparties as set out below.

Counterparty	Credit rating	Carrying amount at 31 December 2012 US$’000	Carrying amount at 31 December 2011 US$’000
Alfa Bank	BBB-	120,793	52
Sberbank	BBB	10,550	45,457
UBS	A	7,254	55,270
Asian-Pacific Bank	–	5,622	19,972
VTB	BBB	3,975	6,599
Royal Bank of Scotland	A	2,919	62,986

Commodity price risk

The Group generates most of its revenue from the sale of gold and iron ore concentrate. The Group’s policy is to sell its products at the prevailing market price. In February 2013, the Group has entered into financing contracts to sell a total of 399,000oz of gold over a period of 14 months ending in March 2014 at an average price of US$1,663/oz in order to protect cash flows from the volatility in the gold price.

Equity price risk

The Group is exposed to equity price risk through the investment in IRC (note 28).

Petropavlovsk Annual Report 2012 165

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2012

32. Financial instruments and financial risk management continued

Liquidity risk

Liquidity risk is the risk that suitable sources of funding for the Group’s business activities may not be available. The Group constantly monitors the level of funding required to meet its short, medium and long term obligations. The Group also monitors compliance with restrictive covenants set out in various loan agreements (note 20) to ensure there is no breach of covenants resulting in associated loans become payable immediately.

Effective management of liquidity risk has the objective of ensuring the availability of adequate funding to meet short-term requirements and due obligations as well as the objective of ensuring a sufficient level of flexibility in order to fund the development plans of the Group’s businesses.

The table below details the Group’s remaining contractual maturity for its non-derivative financial liabilities with agreed repayment periods. The amounts disclosed are the contractual undiscounted cash flows, these balances will not necessarily agree with the amounts disclosed in the balance sheet. The contractual maturity is based on the earliest date on which the Group may be required to pay.

	0–3 months US$’000	3 months – 1 year US$’000	1–2 years US$’000	2–3 years US$’000	3–5 years US$’000
2012
Borrowings
– Convertible bonds	–	–	–	380,000	–
– Loans	14,773	64,280	337,256	64,328	388,826
Expected future interest payments(a)	22,317	49,487	61,634	42,328	44,777
Trade and other payables	71,595	–	–	–	–
	108,685	113,767	398,890	486,656	433,603
2011
Borrowings
– Convertible bonds	–	–	–	–	380,000
– Loans	57,596	158,926	94,904	261,471	100,000
Expected future interest payments(a)	17,732	33,718	41,839	32,230	22,016
Trade and other payables	84,778	440	–	–	–
	160,106	193,084	136,743	293,701	502,016

(a)	Expected future interest payments have been estimated using interest rates applicable at 31 December. Loans outstanding at 31 December 2012 in the amount of US$275 million (2011: US$337 million) are subject to variable interest rates and, therefore, subject to change in line with the market rates.

166 Petropavlovsk Annual Report 2012

33. Operating lease arrangements

The Group as a Lessee

	2012 US$’000	2011 US$’000
Minimum lease payments under operating leases recognised as an expense in the year	13,077	4,640

At the balance sheet date, the Group had outstanding commitments for future minimum lease payments under a non-cancellable operating lease for office premises, which fall due as follows:

	2012 US$’000	2011 US$’000
Expiring:
Within one year	223	9,989
In two to five years	–	21,181
	223	31,170

The Group as a Lessor

The Group earned property rental income during the year of US$2.6 million (2011: US$2.6 million) on buildings owned by its subsidiaries Irgiredmet and Giproruda.

34. Capital commitments

At 31 December 2012, the Group had entered into contractual commitments for the acquisition of property, plant and equipment and mine development costs amounting to US$72.1 million, including US$52.3 million in relation to the POX Hub (2011: US$494.7 million, including US$52.3 million in relation to the POX Hub and US$328.2 million in relation to development of the K&S project).

35. Subsequent events

Issue of shares by IRC Limited

On 17 January 2013, IRC Limited entered into conditional subscription agreements with each of General Nice Development Limited (“General Nice”) and Minmetals Cheerglory Limited (“Minmetals”) for an investment by General Nice and Minmetals in new shares of IRC Limited for up to approximately HK$1,845 million (approximately US$238 million) in aggregate (the “Share Issue Transaction”).

In addition, IRC Limited has also entered into a long-term offtake arrangement (“Offtake Arrangement”) with General Nice and Minmetals in respect of IRC’s products. Details are set out below.

(i) General Nice Subscription

General Nice has conditionally agreed to subscribe for a total of 851,600,000 new shares of the Company at the price of HK$0.94 (approximately US$0.12) per new share, of which 817,536,000 new shares will be allotted and issued upon General Nice initial subscription completion. The remaining 34,064,000 new shares will be allotted and issued upon, among other things, the allotment of General Nice Further Subscription Shares (as defined below).

In addition, IRC Limited has also granted General Nice a right to subscribe for 863,600,000 new Shares (“General Nice Further Subscription Shares”), which may be exercised at General Nice’s discretion within six months after the General Nice initial subscription completion date.

Assuming total investment completion occurs, the General Nice will, in aggregate, hold approximately 31.43% of the issued share capital of IRC Limited as enlarged by the Share Issue Transaction.

(ii) Minmetals Subscription

Minmetals has conditionally agreed to subscribe for a total of 247,300,000 new shares of IRC Limited at the price of HK$0.94 (approximately US$0.12) per new share. The Minmetals subscription completion is conditional upon, among other things, the completion of the General Nice Further Subscription.

Assuming total investment completion occurs, Minmetals will hold approximately 4.53% of the issued share capital of IRC Limited as enlarged by the Share Issue Transaction.

Petropavlovsk Annual Report 2012 167

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2012

35. Subsequent events continued

(iii) Offtake Arrangement

Under the Offtake Arrangement, which applies to all of the existing and future iron ore projects of IRC (other than the Kuranakh project and other specified types of projects) and in respect of products with an iron content of 32% or greater, (i) IRC Limited shall sell and General Nice and Minmetals shall purchase product which is nominated by IRC Limited to be sold through the seaborne market; and (ii) General Nice and Minmetals shall assist the IRC in developing its sales and marketing capacity in the dry port market (i.e. product to be exported by rail crossing rather than by sea) and in the identification of customers for its products which are not sold through the seaborne market to the General Nice and Minmetals, for which IRC Limited shall pay General Nice and Minmetals a marketing commission.

The above transactions have been approved at the Company’s Extraordinary General Meeting on 7 March 2013 and the Extraordinary General Meeting of IRC Limited on 11 March 2013.

The Directors expect that the General Nice initial subscription will take place in April 2013 and further, expect the subscription in relation to the General Nice Further Subscription Shares and Minmetals Subscription to take place within six months from the General Nice Initial subscription completion date in April 2013. Assuming total investment completion occurs, the Group’s interest in the share capital of IRC Limited would be diluted from 63.13% held at 31 December 2012 to 40.43%. A pro-rata indemnity from General Nice in relation to the Company’s guarantee under the ICBC Facility Agreement (note 28) will be then implemented.

Hedging agreements

In February 2013, the Group has entered into financing contracts to sell a total of 399,000oz of gold over a period of 14 months ending in March 2014 at an average price of US$1,663/oz.

Final dividend

On 27 March 2013, the Board of Directors resolved to recommend a final dividend comprising a cash payment of £0.02 per Ordinary Share, together with an entitlement to new shares, with an attributable value of £0.05 per Ordinary Share.

36. Reconciliation of non-GAAP measures

	2012			2011
	Before exceptional items US$’000	Exceptional items US$’000	Total US$’000	Before exceptional items US$’000	Exceptional items US$’000	Total US$’000
Profit/(loss) for the period	92,453	(336,401)	(243,948)	238,057	2,432	240,489
Add/(less):
Interest expense	74,991	–	74,991	39,641	–	39,641
Investment income	(2,121)	–	(2,121)	(3,119)	–	(3,119)
Other finance losses	13,581	–	13,581	2,381	–	2,381
Foreign exchange (gains)/losses	(8,033)	–	(8,033)	9,833	–	9,833
Reversal of gain attributed to re-measuring equity interest in Omchak(a)	–	25,480	25,480	–	–	–
Net gain on acquisition of Jiatai Titanium	–	–	–	–	(1,439)	(1,439)
Taxation	48,124	(8,845)	39,279	120,835	–	120,835
Depreciation, amortisation and impairment	270,181	318,309	588,490	174,280	14,241	188,521
Underlying EBITDA	489,176	(1,457)	487,719	581,908	15,234	597,142

(a) Gain on re-measuring of equity interest in Omchak on acquisition in 2010 associated with Omchak assets disposed during the year ended 31 December 2012.

168 Petropavlovsk Annual Report 2012

37. Group companies

The Group has the following principal subsidiaries and other significant investments, which were consolidated in this financial information.

			Proportion of shares held by Petropavlovsk PLC		Proportion of shares held by the Group
Principal subsidiary, joint venture and associate undertakings	Country of incorporation	Principal activity	31 December 2012	31 December 2011	31 December 2012	31 December 2011
Subsidiary
CJSC Management Company Petropavlovsk	Russia	Management company	100%	100%	100%	100%
Petropavlovsk 2010	Jersey	Finance company	100%	100%	100%	100%
OJSC Pokrovskiy Rudnik	Russia	Gold exploration and production	43.5%	43.5%	98.61%	98.61%
CJSC Amur Doré	Russia	Gold exploration and production	–	–	100%	100%
OJSC ZDP Koboldo	Russia	Gold exploration and production	–	–	95.7%	95.7%
CJSC Malomirskiy Rudnik	Russia	Gold exploration and production	–	–	99.86%	99.86%
LLC Albynskiy Rudnik	Russia	Gold exploration and production	–	–	100%	100%
LLC Olga	Russia	Gold exploration and production	–	–	100%	100%
LLC Osipkan	Russia	Gold exploration and production			100%	100%
LLC Tokurskiy Rudnik	Russia	Gold exploration and production	–	–	100%	100%
LLC Rudoperspektiva	Russia	Gold exploration and production	–	–	100%	100%
CJSC Region	Russia	Gold exploration and production	–	–	100%	100%
CJSC Verkhnetisskaya Ore Mining Company	Russia	Gold exploration and production	–	–	70%	70%
CJSC YamalZoloto	Russia	Gold exploration and production	–	–	100%	100%
OJSC Yamalskaya Gornaya Kompania	Russia	Gold exploration and production	–	–	74.87%	74.87%
LLC Iljinskoye	Russia	Gold exploration and production	–	–	100%	100%
LLC Potok	Russia	Gold exploration and production	–	–	100%	100%
LLC Amurmetal	Russia	Gold exploration and production	–	–	100%	100%
OJSC Temi	Russia	Gold exploration and production	–	–	75%	75%
LLC Amurskie Rossypi	Russia	Gold exploration and production	–	–	100%	100%
CJSC Berelekh(a)	Russia	Gold exploration and production	–	–	76.62%	76.62%
LLC ZeyaZoloto	Russia	Gold exploration and production	–	–	100%	100%
LLC Uduma	Russia	Gold exploration and production	–	–	–	100%
Major Miners Inc.	Guyana	Gold exploration and production	–	–	100%	100%
Universal Mining Inc.	Guyana	Gold exploration and production	–	–	100%	100%
Cuyuni River Ventures Inc.	Guyana	Gold exploration and production	–	–	100%	100%
CJSC SeverChrome	Russia	Chrome exploration and production	–	–	–	100%
LLC Kapstroi	Russia	Construction services	–	–	100%	100%
LLC NPGF Regis	Russia	Exploration services	–	–	100%	100%
CJSC ZRK Dalgeologiya	Russia	Exploration services	–	–	98.6%	98.6%
CJSC PHM Engineering	Russia	Project and engineering services	–	–	94%	94%
OJSC Irgiredmet	Russia	Research services	–	–	99.69%	99.69%
LLC NIC Gidrometallurgiya	Russia	Research services	–	–	100%	100%
LLC BMRP	Russia	Repair and maintenance	–	–	100%	100%
LLC AVT-Amur	Russia	Production of explosive materials	–	–	49%	49%
LLC Transit	Russia	Transportation Services	–	–	99.86%	99.86%
Pokrovskiy Mining College	Russia	Educational institute	–	–	98.61%	98.61%
Associate
CJSC ZRK Omchak(b)	Russia	Gold exploration and production	25%	90%	25%	90%

(a) Including subsidiaries of OJSC Berelekh, being LLC Maldyak, LLC Monolit and LLC Elita.

(b)	Including subsidiary of CJSC ZRK Omchak, being LLC Kaurchak. CJSC ZRK Omchak was a subsidiary until December 2012 (note 29).

Petropavlovsk Annual Report 2012 169

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2012

37. Group companies continued

			Proportion of shares held by Petropavlovsk PLC		Proportion of shares held by the Group
Principal subsidiary, joint venture and associate undertakings	Country of incorporation	Principal activity	31 December 2012	31 December 2011	31 December 2012	31 December 2011
IRCLimited anditsprincipalsubsidiary, joint venture andassociate undertakings (“IRC”)(c)
IRC Limited	HK	Management and holding company	–	–	63.13%	65.61%
Principal subsidiaries of IRC Limited
LLC Petropavlovsk Iron Ore	Russia	Management company	–	–	63.13%	65.61%
LLC Olekminsky Rudnik	Russia	Iron ore exploration and production	–	–	63.13%	65.61%
LLC Kimkano-Sutarskiy Gorno-Obogatitelniy Kombinat	Russia	Iron ore exploration and production	–	–	63.13%	65.61%
LLC Garinsky Mining & Metallurgical Complex	Russia	Iron ore exploration and production	–	–	62.86%	65.33%
LLC Kostenginskiy Gorno-Obogatitelniy Kombinat	Russia	Iron ore exploration and production	–	–	63.13%	65.61%
LLC Orlovo-Sokhatinsky Gorno-Obogatitelniy Kombinat	Russia	Iron ore exploration and production	–	–	63.13%	65.61%
LLC Karier Ushumunskiy	Russia	Iron ore exploration and production	–	–	63.13%	65.61%
OJSC Giproruda	Russia	Engineering services	–	–	44.37%	46.11%
LLC Rubicon	Russia	Infrastructure project	–	–	63.13%	65.61%
CJSC SGMTP	Russia	Infrastructure project	–	–	63.13%	65.61%
LLC AmurSnab	Russia	Procurement services	–	–	63.13%	65.61%
Heilongjiang Jiatai Titanium Co., Limited	China	Titanium sponge project	–	–	63.13%	65.61%
LLC Uralmining	Russia	Iron ore exploration and production			63.13%	32.15%(d)
LLC Gorniy Park	Russia	Molybdenym project	–	–	31.63%	–
Joint ventures of IRC Limited			–	–
Heilongjiang Jianlong Vanadium Industries Co., Limited	China	Vanadium project			29.04%	30.18%

(c)	After taking account of the 3.32% (2011: 3.36%) shares retained within the Employee Benefit Trust operated in conjunction with the long-term incentive schemes of IRC Limited, the Group’s effective interest in the equity of IRC Limited is 65.30% (2011: 67.96%).
(d)	LLC Uralmining was an associate until it was acquired in July 2012 (note 27).

170 Petropavlovsk Annual Report 2012

Company Balance Sheet

For the year ended 31 December 2012

	note	2012 US$’000	2011 US$’000
Fixed assets
Tangible assets		124	100
Investments	3	849,299	1,573,035
		849,423	1,573,135
Current Assets
Debtors: due within one year	4	465,662	492,262
Debtors: due after one year	4	300,000	34,616
Cash at bank and in hand		3,186	52,247
		768,848	579,125
Creditors: amounts falling due within one year	5	(330,013)	(774,789)
Net current assets/(liabilities)		438,835	(195,664)
Total assets less current liabilities		1,288,258	1,377,471
Creditors: amounts falling due after more than one year	5	(574,161)	(472,525)
Net assets		714,097	904,946
Capital and reserves	7
Share capital		2,891	2,891
Share premium		377,140	377,140
Merger reserve		130,011	331,704
Own shares		(14,483)	(14,835)
Convertible bond reserve		59,032	59,032
Other reserves		17,180	13,859
Profit and loss account		142,326	135,155
Shareholders’ funds		714,097	904,946

The accompanying notes are an integral part of this balance sheet.

These financial statements for Petropavlovsk PLC, registered number 4343841, on pages 171 to 176 were approved by the Directors on 27 March 2013 and signed on their behalf by:

Peter Hambro	Andrey Maruta
Director	Director

Petropavlovsk Annual Report 2012 171

Notes to the Company Financial Statements

continued

For the year ended 31 December 2012

1. Basis of preparation

The Petropavlovsk PLC (“the Company”) balance sheet and related notes have been prepared on a historical cost basis, except for the revaluation of certain financial instruments at fair value in accordance with United Kingdom generally accepted accounting principles (“UK GAAP”) and in accordance with UK Company law.

A summary of the principal accounting policies is set out below.

As permitted by section 408 of the Companies Act 2006, the profit and loss account of the parent company is not presented as part of these financial statements. The profit after tax for the year of the Company was US$41.7 million including an adjustment to the book value of the investment in IRC Limited and a corresponding transfer from the merger reserve of US$201.7 million (2011: loss after tax of US$42.7 million, including an adjustment to the book value of the investment in IRC Limited and a corresponding transfer from the merger reserve of US$238.4 million), (note 7).

The Company has taken advantage of the exemption from preparing a cash flow statement under the terms of FRS 1 “Cash Flow Statements” and presenting financial instruments disclosures under the terms of FRS 29 “Financial Instruments: Disclosures”.

The Company is also exempt from disclosing related party transactions under the terms of FRS 8 “Related Party Disclosures” which states that disclosure of related party transactions is not required in parent company financial statements when those statements are presented together with its consolidated financial statements.

2. Significant accounting policies

2.1 Foreign currencies

The functional and presentation currency of the Company is the US Dollar. Transactions denominated in other currencies, including the issue of shares, are translated at the rate of exchange ruling on the date of the transaction. Monetary assets and liabilities that are denominated in other currencies are retranslated at the rates prevailing on the balance sheet date. Exchange rates used are consistent with the rates used by the Group as disclosed in note 2.9 to the consolidated financial statements. Exchange differences are charged or credited to the profit and loss account in the year in which they arise.

2.2 Tangible fixed assets and depreciation

Tangible fixed assets are stated at cost, net of accumulated depreciation. Depreciation is provided on all tangible fixed assets at rates calculated to write off the cost or valuation of each asset on a straight-line basis over its expected useful life as follows:

Average life Number of years
Office equipment	4–7
Computer equipment	3

2.3 Investments

Investments in subsidiary undertakings and joint ventures are initially measured at cost, and subsequently carried at cost less provisions for impairment. Investments are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable. An impairment loss is recognised if the carrying amount of the investment exceeds the higher of net realisable value and the discounted future earnings from the investment.

Other investments are those classified as available-for sale. Available-for-sale investments are initially measured at cost and subsequently carried at fair value. Changes to the fair value of available-for-sale investments are recognised in equity.

2.4 Taxation including deferred taxation
Full provision is made for deferred taxation on all timing differences that have arisen but not reversed at the balance sheet date, except that deferred tax assets are only recognised to the extent that it is more likely than not that they will be recovered. Deferred tax is measured on a non-discounted basis at the tax rates that are expected to apply in the periods in which timing differences reverse, based on tax rates and laws enacted or substantially enacted at the balance sheet date.

172 Petropavlovsk Annual Report 2012

2.5 Financial assets and liabilities
Financial assets and liabilities are measured on initial recognition at fair value, and are subsequently measured at amortised cost using the effective interest rate method. Appropriate allowances for estimated irrecoverable amounts are recognised in the profit and loss when there is objective evidence that the financial asset is impaired. The allowance recognised is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the effective interest rate computed at initial recognition.

2.6 Derivative financial instruments
Derivative financial instruments are initially accounted for and measured at fair value on the date a derivative contract is entered into and subsequently measured at fair value. The gain or loss on re-measurement is taken to the income statement except where the derivative is a designated cash flow hedging instrument.

Derivative financial instruments embedded in other financial instruments or other host contracts are treated as separate derivatives when their risks and characteristics are not closely related to those of host contracts and the host contracts are not carried at fair value, with gains or losses reported in the income statement.

2.7 Share based payments

The company operates a number of equity-settled share award schemes, the details of which are provided in note 30 to the consolidated financial statements.

The share based compensation is accounted for as equity-settled in the Company’s financial statements and is measured at fair value of the awards at the date of grant. Fair value is determined using the Black Scholes model, Monte Carlo model or a binomial model as deemed most appropriate.

The fair value determined at the date of grant of the equity-settled share based payments is expensed on a straight line basis over the vesting period, based on the Group’s estimate of shares that will eventually vest and adjusted for the effect of non market-based vesting conditions where appropriate.

In accordance with UITF 44 and FRS 20 “Share based Payment”, where a parent company grants rights to its equity instruments to employees of a subsidiary, and such share based compensation is accounted for as equity-settled, the subsidiary is required to record an expense for such compensation with a corresponding increase recognised in equity as a contribution from the parent.

2.8 Employee benefit trust

The provision of shares to share award schemes is facilitated by an employee benefit trust.

In accordance with UITF Abstract 38 “Accounting for ESOP trusts”, the Company has been determined to be a sponsoring company of the employee benefit trust and therefore in preparing its accounts any own shares held by the employee benefit trust are recorded as own shares, and the carrying value is shown as a deduction in arriving at shareholders’ funds until such time as those shares vest unconditionally in employees.

2.9 Dividends

Dividends payable are recognised when they have been approved and, therefore, meet the criteria for a present obligation.

2.10 Operating leases

Rentals paid under operating leases are charged to the profit and loss account as incurred.

Petropavlovsk Annual Report 2012 173

Notes to the Company Financial Statements

continued

For the year ended 31 December 2012

3. Investments

	Investments in Group companies US$’000	Investments in associates US$’000	Other investments other than loans US$’000	Total US$’000
Cost
At 1 January 2012	1,829,094	–	543	1,829,637
Additions	31,671	–	–	31,671
Disposal of a subsidiary(a)	(34,407)	9,574	–	(24,833)
Fair value change	–	–	(297)	(297)
At 31 December 2012	1,826,358	9,574	246	1,836,178
Provision for impairment
At 1 January 2012	(256,602)	–	–	(256,602)
Charge for the year	(223,849)(b)	(1,247)	–	(225,096)
Impact of intra-group transfers	(505,181)	–	–	(505,181)
At 31 December 2012	(985,632)	(1,247)	–	(986,879)
Net book value
At 1 January 2012	1,572,492	–	543	1,573,035
At 31 December 2012	840,726	8,327	246	849,299

(a) Note 29 to the consolidated financial statements.

(b) Including US$201.7 million adjustment to reflect changes in the value of the Group’s investment in IRC Limited (note 7).

4. Debtors

	2012 US$’000	2011 US$’000
Owed by Group companies	743,359	525,969
VAT recoverable	222	473
Other debtors	22,081	436
	765,662	526,878
Due within one year	465,662	492,262
Due after more than one year	300,000	34,616
	765,662	526,878

5. Creditors

	2012 US$’000	2011 US$’000
Due to Group companies	321,267	934,738
Bank loans	571,908	298,707
Trade creditors	3,732	3,704
Accruals and other creditors	7,267	10,165
	904,174	1,247,314
Due within one year	330,013	774,789
Due after more than one year	574,161	472,525
	904,174	1,247,314

174 Petropavlovsk Annual Report 2012

6. Taxation

As at 31 December 2012, the Company has tax losses available to carry forward in the amount of US$143.3 million (2011: US$80.9 million).

7. Statement of reserves and reconciliation of movement in shareholders’ funds

	Share capital US$’000	Share premium US$’000	Merger reserve US$’000	Convertible bond reserve(a) US$’000	Own shares(c) US$’000	Other reserves US$’000	Retained earnings US$’000	Total US$’000
Balance at 1 January 2011	2,891	377,140	570,071	59,032	(15,163)	11,667	214,756	1,220,394
Loss for the year, including transfer from merger reserve	–	–	(238,367)(d)	–	–	–	(42,745)	(281,112)
Dividends(b)	–	–	–	–	–	–	(36,856)	(36,856)
Share based payments	–	–	–	–	–	4,166	–	4,166
Vesting of awards within Petropavlovsk PLC LTIP	–	–	–	–	328	(34)	–	294
Revaluation of available-for-sale investments	–	–	–	–	–	(1,940)	–	(1,940)
Balance at 1 January 2012	2,891	377,140	331,704	59,032	(14,835)	13,859	135,155	904,946
Profit for the year, including transfer from merger reserve	–	–	(201,693)(d)	–	–	–	41,737	(151,956)
Dividends(b)	–	–	–	–	–	–	(35,022)	(35,022)
Share based payments	–	–	–	–	–	4,427	–	4,427
Vesting of awards within Petropavlovsk PLC LTIP	–	–	–	–	352	(313)	(39)	–
Awards within Petropavlovsk PLC LTIP forfeited	–	–	–	–	–	(453)	453	–
Employee’s option lapsed	–	–	–	–	–	(42)	42	–
Revaluation of available-for-sale investments	–	–	–	–	–	(298)	–	(298)
Balance at 31 December 2012	2,891	377,140	130,011	59,032	(14,483)	17,180	142,326	714,097

(a)	On 15 February 2010, Petropavlovsk 2010 Limited issued US$380 million bonds which are convertible into redeemable preference shares in Petropavlovsk 2010 Limited and are guaranteed by, and will be exchangeable immediately upon issuance, for ordinary shares in Petropavlovsk PLC. The Company has recognised the exchange option in equity, and its value has been determined by deducting the amount of the liability component from the fair value of the compound instrument as a whole. This amount is not subsequently re-measured. The provision of the exchange option to Petropavlovsk 2010 Limited has been recognised as a capital contribution to that entity. Details on convertible bonds are set out in note 20 to the consolidated financial statements.

(b)	Note 12 to the consolidated financial statements.
(c)	The reserve for own shares arises in connection with the Employees Benefit Trust (“EBT”), a discretionary trust established and operated in conjunction with the Group’s long-term incentive plans (“LTIPs”). Details of the Group’s LTIPs are set out in note 30 to consolidated financial statements. The amount of the reserve represents the deduction in arriving at shareholders’ funds for the consideration paid for the Company’s shares purchased by the trust which have not vested unconditionally in employees at the balance sheet date.
(d)	Being adjustment to reflect changes in the value of the Group’s investment in IRC Limited (note 3).

Petropavlovsk Annual Report 2012 175

Notes to the Company Financial Statements

continued

For the year ended 31 December 2012

8. Parent company guarantees

The Company provided a number of corporate guarantees on behalf of certain subsidiaries. Please also see note 28 to the consolidated financial statements.

9. Operating lease arrangements

At the balance sheet date, the Company had outstanding commitments for future minimum lease payments under a non-cancellable operating lease for office premises, which fall due as follows:

	2012 US$’000	2011 US$’000
Expiring:
Within one year	223	296
Within two to five years	–	261
	223	557

10. Directors’ remuneration

There were five Executive Directors who held office at the end of the year (2011: six Executive Directors who held office at the end of the year). Details of Directors’ remuneration are provided in the Directors’ Remuneration Report on pages 94 to 111 of this Annual Report.

11. Subsequent events

Please see note 35 to the consolidated financial statements.

176 Petropavlovsk Annual Report 2012